Exhibit 10.2

Execution Version

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

among

CUTERA, INC.,

a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code,

as the Borrower,

THE LENDERS PARTY HERETO and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent

Dated as of March [•], 2025

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4.4	Corporate Power; Authorization; Enforceable Obligations	47
4.5	No Legal Bar	48
4.6	No Material Litigation	48
4.7	No Default	48
4.8	Ownership of Property; Leasehold Interests; Liens	48
4.9	Intellectual Property	48
4.10	Taxes	48
4.11	Federal Regulations	49
4.12	ERISA.	49
4.13	Investment Company Act	49
4.14	Subsidiaries	49
4.15	Environmental Matters	50
4.16	Accuracy of Information, etc.	50
4.17	Security Documents	50
4.18	[Reserved]	50
4.19	Anti-Terrorism	50
4.20	Use of Proceeds	50
4.21	Labor Matters	50
4.22	[Reserved]	51
4.23	Sanctions Compliance	51
4.24	Anti-Corruption Compliance	51
4.25	Cases; Orders	51

SECTION V.	CONDITIONS PRECEDENT	52

5.1	Conditions to Initial Draw T-1 Availability Date	52
5.2	Conditions to Delayed Draw T-2 Availability Date	55

SECTION VI.	AFFIRMATIVE COVENANTS	56

6.1	Financial Information	56
6.2	Certificates; Other Information	58
6.3	Payment of Taxes	59
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	59
6.5	Maintenance of Property; Insurance	59
6.6	Inspection of Property; Books and Records; Discussions	60
6.7	Notices	61
6.8	Additional Collateral, etc.	61
6.9	Use of Proceeds	64
6.10	Post-Closing	64
6.11	[Reserved]	64
6.12	Line of Business	64
6.13	[Reserved]	64
6.14	Changes in Jurisdictions of Organization; Name	64
6.15	[Reserved]	64
6.16	[Reserved]	64
6.17	Certain Case Milestones	65
6.18	Certain Bankruptcy Matters	65
6.19	Bankruptcy Notices	65

SECTION VII.	NEGATIVE COVENANTS	65

7.1	[Reserved]	65
7.2	Indebtedness	66
7.3	Liens	68
7.4	Fundamental Changes	70
7.5	Dispositions of Property	71
7.6	Restricted Payments	73
7.7	Investments	74
7.8	Prepayments, Etc. of Indebtedness; Amendments	76
7.9	Transactions with Affiliates	76
7.10	Sales and Leasebacks	77
7.11	Changes in Fiscal Periods	78
7.12	Negative Pledge Clauses	78
7.13	Clauses Restricting Subsidiary Distributions	79
7.14	Limitation on Hedge Agreements	81
7.15	[Reserved]	81
7.16	Additional Bankruptcy Matters	81
7.17	Budget Variance Covenant	81
7.18	[Reserved]	81
7.19	Subrogation	81

SECTION VIII.	EVENTS OF DEFAULT	82

8.1	Events of Default	82

SECTION IX.	THE AGENTS	88

9.1	Appointment	88
9.2	Delegation of Duties	88
9.3	Exculpatory Provisions	89
9.4	Reliance by the Agents	90
9.5	Notice of Default	91
9.6	Non-Reliance on Agents and Other Lenders	91
9.7	Indemnification	92
9.8	Agent in Its Individual Capacity	93
9.9	Successor Agents	93
9.10	Certain Collateral Matters	94
9.11	Agents May File Proofs of Claim	95
9.12	Survival	96
9.13	Right to Realize on Collateral and Enforce Guarantee	96
9.14	[Reserved]	96
9.15	Erroneous Payments	96

SECTION X.	MISCELLANEOUS	99

10.1	Amendments and Waivers	99
10.2	Notices; Electronic Communications	101
10.3	No Waiver; Cumulative Remedies	104
10.4	Survival of Representations and Warranties	104

10.5	Payment of Expenses; Indemnification	105
10.6	Successors and Assigns; Participations and Assignments	106
10.7	Adjustments; Set off	110
10.8	Counterparts	111
10.9	Severability	111
10.10	Integration	111
10.11	GOVERNING LAW	111
10.12	Submission to Jurisdiction; Waivers	111
10.13	Acknowledgments	112
10.14	Confidentiality	113
10.15	Release of Collateral and Guarantee Obligations	115
10.16	[Reserved]	116
10.17	WAIVERS OF JURY TRIAL	116
10.18	USA PATRIOT ACT	116
10.19	Orders Control	117
10.20	Interest Rate Limitation	117
10.21	Payments Set Aside	117
10.22	Electronic Execution of Assignments and Certain Other Documents	117
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	118
10.24	Section Headings	118

SCHEDULES:

1.1(a)	Lenders
2.1(T-1)	Initial Draw T-1 Commitments
2.1(T-2)	Delayed Draw T-2 Commitments
2.9(a)(i)	T-1 Upfront Payment
2.9(a)(ii)	T-2 Upfront Payment
4.6	Material Litigation
4.8	Real Property
4.14	Subsidiaries
4.21	Labor Matters
6.10	Post Closing Matters
7.2(c)	Existing Other Indebtedness
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Transactions with Affiliates
7.12	Existing Negative Pledge Clauses
7.13	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Committed Loan Notice
B	Form of Compliance Certificate
C	Form of Assignment and Assumption
D	Form of Exemption Certificate
E	Form of Interim Order
F	Form of Initial Budget
G	Form of Prepayment Option Notice
H	Form of Guarantee and Collateral Agreement

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SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of March [•], 2025, among CUTERA, INC., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Company” or the “Borrower”), the financial institutions or other entities from time to time parties to this Agreement as lenders (the “Lenders”) and WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), as Administrative Agent and Collateral Agent.

WHEREAS, on March [•], 2025 (the “Petition Date”), the Borrower and certain of the Borrower’s Domestic Subsidiaries (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a superpriority senior secured debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $25,000,000 (the “DIP Facility”), consisting of $15,000,000 in term loan commitments in respect of Initial Draw T-1 Loans to be made in a single draw on the Initial Draw T-1 Availability Date and $10,000,000 in delayed draw term loan commitments in respect of Delayed Draw T-2 Loans, with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim Order and the Final Order, in each case, upon entry thereof by the Bankruptcy Court, and in the Security Documents;

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Agents, the Lenders and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve-Out; and

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit to the Borrower under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION I. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day plus 1.00%; provided that, for purposes of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted

Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(b)), then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Borrowing”: a Borrowing comprised of ABR Loans.

“ABR Loan”: each Loan bearing interest based on the ABR.

“ABR Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Acceptable Plan of Reorganization”: a Chapter 11 Plan for each of the Cases that, upon the consummation thereof, provides for the termination of all unused Commitments hereunder (if any) and either (a) the indefeasible payment in full in cash of all of the Obligations under the Loan Documents or (b) the Exit Conversion as is agreed to by the Required Lenders pursuant to Section 2.26.

“Ad Hoc Committee”: the committee of holders of, or investment managers advisors, or sub-advisors on behalf of certain clients, funds and/or accounts that are holders of, the Prepetition Notes identified on Schedule 1.1(a) (including Affiliates and commonly advised or managed funds and institutions).

“Ad Hoc Committee Advisors”: Paul, Weiss, Rifkind, Wharton & Garrison LLP, Porter & Hedges LLP and Centerview Partners LLC.

“Adjusted Term SOFR Rate”: for (a) an Interest Period of one month or less, an interest rate per annum equal to (i) Term SOFR for such Interest Period, plus (ii) 0.10%, and (b) an Interest Period of greater than one month but less than or equal to three months, an interest rate per annum equal to (i) Term SOFR for such Interest Period, plus (ii) 0.10%; provided that in the case of each of the foregoing clauses (a) and (b), if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: WSFS, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent Fee Letter”: that certain Fee Letter, dated as of March [•], 2025, by and between the Borrower and the Agents, as amended or modified from time to time.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent, and “Agent” refers to either one, as applicable.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Superpriority Senior Secured Debtor-In-Possession Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Anti-Corruption Law”: the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions, or any other applicable similar law or statute.

“Applicable Margin”: (a) for SOFR Loans, 9.50% and (b) for ABR Loans, 8.50%.

“Approved Bankruptcy Court Order”: (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other material order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, or (vi) any Chapter 11 Plan, (A) in the case of the foregoing clauses (i) through (v), that (x) is in form and substance reasonably satisfactory to the Administrative Agent (with respect to the treatment of the Agents) and consistent with the Restructuring Support Agreement or otherwise reasonably satisfactory to the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Lenders except as agreed in writing by Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders in their sole discretion, and (B) in the case of the foregoing clause (vi), that (x) is in form and substance reasonably satisfactory to the Administrative Agent (with respect to the treatment of the Agents) and consistent with the Restructuring Support Agreement or otherwise reasonably satisfactory to the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Lenders except as agreed in writing by Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent (solely with respect to the treatment of the Agents) and consistent with the Restructuring Support Agreement or otherwise reasonably satisfactory to the Required Lenders; provided that the foregoing shall not apply to any orders approving any (x) retention applications, (y) procedures with respect to retention or compensation of ordinary course professionals or (z) professional compensation or applications for professional compensation; provided, further that the right of the DIP Secured Parties to object to the entry of the orders set forth in the foregoing proviso shall not be affected by such limitation.

“Approved Budget”: as defined in Section 6.1(d).

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrower or any of its Subsidiaries, other than any such Disposition or series of related Dispositions of inventory in the ordinary course of business.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C or such other form reasonably acceptable to the Administrative Agent and the Borrower.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.17.

“Backstop Commitment Agreement”: the backstop commitment agreement, as defined in the Restructuring Support Agreement.

“Backstop Commitment Order”: an order of the Bankruptcy Court in form and substance consistent with the Restructuring Support Agreement or otherwise reasonably acceptable to the Required Lenders approving the Debtor’s entry into and performance under the Backstop Commitment Agreement.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Cases from time to time.

“Benchmark” shall mean, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.17, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.17.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. If the Benchmark Replacement is Daily Simple SOFR plus the related Benchmark Replacement Adjustment, all interest payments will be payable on a quarterly basis.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 10.2(c).

“Borrowing”: Loans made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Budget”: the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 6.1(d).

“Budget Variance Report”: a variance report prepared by a Responsible Officer of the Borrower, comparing for each applicable Test Period the actual results against anticipated results under the applicable Approved Budget(s), on an aggregate basis (excluding professional fees and expenses) and in the same level of detail set forth in the then Approved Budget, together with a written explanation for all variances of greater than the Permitted Variance for the given Test Period and such other information as the Administrative Agent or the Required Lenders may reasonably request.

“Budget Variance Test Date”: as defined in Section 6.1(e).

“Business”: the business activities and operations of the Borrower and/or its Subsidiaries on the Closing Date.

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office is located.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided, that for the purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Carve-Out”: as defined in the Interim Order or the Final Order, as applicable.

“Cases”: as defined in the recitals to this Agreement.

“Cash Equivalents”:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;

(b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 18 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 18 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus at the date of acquisition thereof in excess of $250,000,000;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 18 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 18 months or less from the date of acquisition;

(e) readily marketable direct obligations issued by or directly and fully guaranteed or insured by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 18 months or less from the date of acquisition;

(f) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 18 months after the date of creation or acquisition thereof;

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(h) (x) such local currencies in those countries in which the Borrower and its Subsidiaries transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) or otherwise customarily utilized in countries in which the Borrower and its Subsidiaries operate for short term cash management purposes; and

(i) Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

“Cash Management Obligations”: obligations in respect of any overdraft or other liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.

“Cash Management Order”: means the interim and final order of the Bankruptcy Court authorizing the Debtors to maintain their cash management and treasury arrangements, as the same may be amended, modified or supplemented from time to time with the reasonable consent of the Administrative Agent (solely with respect to the treatment of the Agents) and Required Lenders.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“Chapter 11 Plan”: a plan of reorganization in any or all of the Cases.

“Charges”: as defined in Section 10.20.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: March [•], 2025.

“Code”: the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).

“Collateral”: as the term “Collateral” is defined in the Interim Order (and, when applicable, the Final Order) and words of similar intent, and in any of the Security Documents, and shall include all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Loan Parties, wherever located, on which Liens are or are purported to be granted pursuant to the Orders, and/or the Security Documents to secure the payment and performance of the Obligations.

“Collateral Agent”: WSFS, in its capacity as collateral agent for the Secured Parties under this Agreement and the Security Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Commitment”: an Initial Draw T-1 Commitment and/or a Delayed Draw T-2 Commitment, as the context may require.

“Committed Loan Notice”: a request by the Borrower in accordance with the terms of Section 2.2 and substantially in the form of Exhibit A or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company”: as defined in the preamble hereto.

“Company Parties”: as defined in the Restructuring Support Agreement.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B or such other form reasonably acceptable to the Administrative Agent and the Borrower.

“Confidential Information”: as defined in Section 10.14.

“Consenting Senior Noteholders”: as defined in the Restructuring Support Agreement.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor” or “Debtors”: as defined in the recitals to this Agreement.

“Debtor Relief Laws”: (a) the Bankruptcy Code of the United States, (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, debt adjustment, or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally (including, without limitation, any plan of arrangement provisions of applicable corporation statutes) of the United States or other applicable jurisdictions from time to time in effect, and (c) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.15(c).

“Defaulting Lender”: any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s, as applicable, receipt of such certification in form and substance satisfactory to the Borrower or the Administrative Agent, as applicable, or (d) has become, or is a direct or indirect Subsidiary of any Person that is, the subject of (i) a Bail-In Action or (ii) a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, none of the foregoing events or circumstances under this clause (ii) shall result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of the foregoing clauses shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender.

“Definitive Documents”: as defined in the Restructuring Support Agreement.

“Delayed Draw T-2 Availability Date”: the first date on which the conditions set forth in Section 5.2 are satisfied.

“Delayed Draw T-2 Commitment”: with respect to any Lender, the commitment (if any) of such Lender to make Delayed Draw T-2 Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1(T-2), as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.1(b) or (c) modified from time to time to reflect any assignments permitted by Section 10.6. The aggregate amount of the Lenders’ Delayed Draw T-2 Commitments on the Closing Date is $10,000,000.

“Delayed Draw T-2 Lenders”: the Persons listed on Schedule 2.1(T-2) and any other Person that shall have become a party to this Agreement pursuant to an Assignment and Assumption in accordance with the terms of Section 10.6, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in accordance with the terms of Section 10.6.

“Delayed Draw T-2 Loans”: any Loan made pursuant to Section 2.1(b).

“Designated Jurisdiction”: any country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Iran, Syria, Cuba, North Korea, and Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

“DIP Facility”: as defined in the recitals to this Agreement.

“Disinterested Director”: with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof, in each case, to the extent the same constitutes a complete sale, sale and leaseback, assignment, conveyance, transfer or other disposition, as applicable. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of non-Disqualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for non-Disqualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than non-Disqualified Capital Stock (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) that are then accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”: (i) those institutions identified by the Borrower in writing to the Administrative Agent prior to the Petition Date and (ii) business competitors of the Borrower and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time. A list of the Disqualified Institutions provided by Borrower will be posted by the Administrative Agent on the Platform and be available for inspection by all Lenders. Any designation of Disqualified Institutions by the Borrower at any time after the Closing Date in accordance with the foregoing shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans or Commitments.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Subsidiary that (i) is organized under the laws of any jurisdiction within the United States and (ii) is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including principles of common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety (as related to Releases of or exposure to Materials of Environmental Concern), as have been, are now, or at any time hereafter are, in effect.

“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, to the extent arising from or relating to: (a) non-compliance with any Environmental Law or any permit, license or other approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release or threatened Release of any Materials of Environmental Concern, (e) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (f) any contract, agreement or other consensual arrangement pursuant to which any Environmental Liability under clause (a) through (e) above is assumed or imposed.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8.1; provided, that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Collateral”: as defined in Section 6.8(e); provided that the Borrower may designate in a written notice to the Administrative Agent any asset not to constitute “Excluded Collateral”, whereupon the Borrower shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired.

“Excluded Equity Securities”: (i) to the extent applicable law requires that any Subsidiary issue directors’ qualifying shares, such shares or nominee or other similar shares and (ii) any Capital Stock in joint ventures or other entities in which the Loan Parties directly own 50% or less of the Capital Stock, but only in the case of this clause (ii) if, and to the extent that, and for so long as granting a security interest or other Liens therein would violate applicable law or regulation or a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code, if and to the extent applicable, and other applicable law) binding on such Capital Stock and in effect on the Petition Date; provided that, in no event shall any equity securities or other Capital Stock be Excluded Equity Securities under any Loan Document if the issuer thereof is a Debtor.

“Excluded Subsidiary”: any Subsidiary that is

(a) not wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries, but only if, and to the extent that, and for so long as the guaranteeing or granting of a Lien on its assets to secure obligations in respect of the DIP Facility would violate applicable law or regulation or a binding shareholder agreement or other contractual obligation in effect on the Petition Date (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code, if and to the extent applicable, and other applicable law),

(b) any Subsidiary that is a Foreign Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary on the Petition Date (other than, in each case, (i) any Subsidiary not identified as an Excluded Subsidiary on Schedule 4.14 and (ii) any other Subsidiary if, at any time after the Closing Date, the Administrative Agent (acting on the instructions of the Required Lenders, acting reasonably and in good faith), shall have notified the Borrower that such Subsidiary shall no longer constitute an Excluded Subsidiary pursuant to this clause (b)) or any other future Foreign Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary if agreed by the Required Lenders,

(c) a Subsidiary that (i) is prohibited by any applicable Requirement of Law from guaranteeing or granting of a Lien on its assets to secure obligations in respect of the DIP Facility, but only if, and to the extent that, and for so long as, such prohibition remains in effect and applicable to such Subsidiary or (ii) which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee or grant any Lien unless, such consent, approval, license or authorization has been received, but only if, and to the extent that, and for so long as such consent, approval, license or authorization has not been received and continues to be required,

(d) a Subsidiary (other than, for the avoidance of doubt, any Debtor) that is prohibited from guaranteeing or granting a Lien on its assets to secure obligations in respect of the DIP Facility by any Contractual Obligation in existence on the Petition Date (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and not created in contemplation of such guarantee), provided, that this clause (d) shall not be applicable if (1) the other party to such Contractual Obligation is a Loan Party, a wholly-owned Subsidiary of the Borrower or a Debtor or (2) consent has been obtained to provide such guarantee or such prohibition is otherwise no longer in effect, or

(e) a Subsidiary with respect to which a guarantee by it of, or granting a Lien on its assets to secure obligations in respect of, the DIP Facility would reasonably be expected to result in material adverse tax consequences (including as a result of Section 956 of the Code or any related provision) to the Borrower and their respective Subsidiaries, taken as a whole, as agreed by the Borrower and the Required Lenders, provided, that (x) if a Subsidiary executes the Guarantee and Collateral Agreement as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” and (y) the Borrower may designate in a written notice to the Administrative Agent a Subsidiary not to constitute an “Excluded Subsidiary” whereupon such Subsidiary shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired; provided, further, that no Loan Party on the Closing Date may be designated an Excluded Subsidiary and each such Loan Party shall remain a Subsidiary Guarantor hereunder.

Notwithstanding the foregoing or anything else to the contrary, no Subsidiary that is or becomes a Debtor or a Loan Party shall be an Excluded Subsidiary under the Loan Documents.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), net profits Taxes, franchise Taxes, and branch profits Taxes (and net worth Taxes and capital Taxes imposed in lieu of net income Taxes), in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, if such Recipient is a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) any U.S. federal withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or this Agreement pursuant to a law in effect on the date on which (A) such Recipient becomes a party to this Agreement (other than pursuant to an assignment requested by the Borrower under Section 2.24) or (B) if such Recipient is a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or, if such Recipient is a Lender, to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with paragraphs (e) or (g), as applicable, of Section 2.20 and (iv) any withholding Taxes imposed under FATCA.

“Executive Officer”: means Borrower’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Legal Officer.

“Exit Credit Agreement” means the definitive credit agreement governing the (i) continuation and conversion of the Term Loans (excluding accrued interest which will be paid in cash on the Plan Effective Date) and (ii) the new money delayed draw exit term loan in an aggregate principal amount of $10 million.

“Extraordinary Receipts”: an amount equal to (a) any cash payments or proceeds (including permitted Investments) received (directly or indirectly) by or on behalf of the Borrower or any of its Subsidiaries not in the ordinary course of business (and other than consisting of Net Cash Proceeds from an Asset Sale or any Recovery Event or in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness) in respect of (i) foreign, U.S. federal, state or local tax refunds (excluding for the avoidance of doubt, tariff refunds and value added tax refunds to the extent reflected in the Approved Budget), (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than receipts from settlements with customers), (iv) indemnity payments (other than to the extent such indemnity payments are (A) immediately payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries

or (B) received by the Borrower or its Subsidiaries as reimbursement for any payment previously made to such Person) and (v) any purchase price adjustment received in connection with any purchase agreement to the extent not constituting Net Cash Proceeds, minus (b) any selling and settlement costs and out-of-pocket expenses (including reasonable broker’s fees or commissions and legal fees) and any taxes paid or reasonably estimated to be payable by the Borrower or any of its Subsidiaries (after taking into account any tax credits or deductions actually realized by the Borrower or any of its Subsidiaries with respect to the transactions described in clause (a) of this definition) in connection with the transactions described in clause (a) of this definition.

“Fair Market Value”: with respect to any asset (including any Capital Stock of any Person), the fair market value thereof as determined in good faith by the Borrower, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset; provided that with respect to any such asset determined to have a Fair Market Value in excess of (i) $1,000,000, such Fair Market Value shall be determined in good faith by the board of directors or, pursuant to a specific delegation of authority by such board of directors or a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower which is selling or owns such asset and (ii) $2,500,000, such Fair Market Value shall be determined by (x) a nationally recognized investment banking firm which determination shall be documented in a letter delivered to the Administrative Agent stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or (y) a written valuation of such asset from a recognized independent third party appraiser reasonably acceptable to the Administrative Agent.

“Fair Value”: the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole and would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements (together with any law implementing such agreements), treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder for all instances.

“Final Non-Appealable Order”: a final order of the Bankruptcy Court as to which no stay is pending and which has not been reversed, vacated or overturned, and as to which the time to appeal or move to reconsider has expired, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with prejudice.

“Final Order”: a final order of the Bankruptcy Court in substantially the form of the Interim Order, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modification as are reasonably satisfactory in form and substance to the Administrative Agent (solely with respect to the treatment of the Agents) and consistent with the Restructuring Support Agreement or otherwise reasonably satisfactory in form and substance to the Borrower and the Required Lenders.

“Final Order Entry Date”: the date on which the Final Order is entered by the Bankruptcy Court and has become a Final Non-Appealable Order.

“First Day Orders”: the orders entered by the Bankruptcy Court in respect of first day motions, applications and other pleadings in respect of the Cases, provided that this shall not apply to any retention applications or procedures with respect to ordinary course professionals or professional compensation; provided, further that the right of the DIP Secured Parties to object to the entry of the orders set forth in the foregoing proviso shall not be affected by such limitation.

“First Day Pleadings”: the first-day motions, applications and other pleadings in form and substance consistent with the Restructuring Support Agreement or otherwise reasonably acceptable to the Borrower and the Required Lenders filed by the Debtors on the Petition Date seeking entry of the First Day Orders, provided that the foregoing shall not apply to any retention applications or procedures with respect to ordinary course professionals or professional compensation; provided, further that the right of the DIP Secured Parties to object to the pleadings set forth in the foregoing proviso shall not be affected by such limitation.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any Benchmark. With respect to Adjusted Term SOFR Rate, the “Floor” shall be 1.00%.

“Foreign Plan”: any Plan that is not subject to U.S. law and is established, maintained or contributed to by any Loan Party or any other Commonly Controlled Entity.

“Foreign Plan Event”: with respect to any Foreign Plan, (a) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (b) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any other Commonly Controlled Entity under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by a Loan Party or any other Commonly Controlled Entity, or the imposition on a Loan Party or any other Commonly Controlled Entity of, any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary in accordance with clause (i) of such definition and each direct or indirect Subsidiary of another Foreign Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any supranational bodies (including the European Union and the European Central Bank).

“Guarantee”: collectively, the guarantee made by the Subsidiary Guarantors under the Guarantee and Collateral Agreement in favor of the Secured Parties, together with each other guarantee delivered pursuant to Section 6.8.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, substantially in the form of Exhibit H, among the Borrower, each Subsidiary Guarantor from time to time party thereto and the Collateral Agent, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Subsidiary; provided, that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Indebtedness”: of any Person: without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) [reserved], (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and (E) obligations owing under any Hedge Agreements or in respect of Cash Management Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).

“Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided, that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5.

“Initial Budget”: the initial 13-week consolidated weekly operating budget of the Debtors setting forth projected operating receipts, vendor disbursements, net operating cash flow and liquidity for the periods described therein prepared by the Borrower’s management, covering the period commencing on or about the Petition Date in form and substance acceptable to the Required Lenders, it being agreed that the copy of the Initial Budget attached as Exhibit F shall be in form and substance acceptable to the Required Lenders.

“Initial Draw T-1 Availability Date”: the date on which the conditions set forth in Section 5.1 are satisfied.

“Initial Draw T-1 Commitment”: with respect to any Lender, the commitment (if any) of such Lender to make Initial Draw T-1 Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1(T-1), as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.1(a) or (c) modified from time to time to reflect any assignments permitted by Section 10.6. The aggregate amount of the Lenders’ Initial Draw T-1 Commitments on the Closing Date is $15,000,000.

“Initial Draw T-1 Lenders”: the Persons listed on Schedule 2.1(T-1) and any other Person that shall have become a party to this Agreement pursuant to an Assignment and Assumption in accordance with the terms of Section 10.6, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in accordance with the terms of Section 10.6.

“Initial Draw T-1 Loans”: any Loan made pursuant to Section 2.1(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Interest Payment Date”: (a) with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) [reserved] and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

“Interest Period”: as to any SOFR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing (in the case of a conversion or continuation), as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1 or 3 months thereafter as the Borrower may elect or as shall be deemed elected pursuant to Section 2.2 (as long as such tenor is available for such SOFR Borrowing); provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order”: an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of (solely with respect to the treatment of the Agents) the Administrative Agent and the Required Lenders in their sole discretion) in the form set forth as Exhibit E, with changes to such form as are reasonably satisfactory to the Administrative Agent (solely with respect to the treatment of the Agents) and consistent with the Restructuring Support Agreement or otherwise reasonably satisfactory to the Required Lenders, approving the Loan Documents and related matters.

“Interim Order Entry Date”: the date on which the Interim Order is entered by the Bankruptcy Court.

“Investments”: as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“Latest Initial Draw T-1 Date”: as defined in Section 2.1(a).

“Lenders”: the Initial Draw T-1 Lenders and/or the Delayed Draw T-2 Lenders, as the context may require.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender to the Borrower pursuant to this Agreement, including for the avoidance of doubt, the Initial Draw T-1 Loans and/or the Delayed Draw T-2 Loans, as the context may require.

“Loan Documents”: the collective reference to this Agreement, the Orders, the Security Documents, and the Agent Fee Letter, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each Subsidiary Guarantor, and “Loan Party” means any one of them.

“Mandatory Prepayment Date”: as defined in Section 2.12(e).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole (other than by virtue of the commencement of the Cases and the events and circumstances giving rise thereto and the effects thereof), or (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents; provided that Material Adverse Effect shall expressly exclude the effect of the filing of the Cases, the events and conditions resulting from or leading up thereto, and any action required to be taken under the Loan Documents or the Orders.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined, listed or regulated as hazardous, toxic (or words of similar regulatory intent or meaning) under any Environmental Law, or that are regulated pursuant to Environmental Law or which may give rise to any Environmental Liability.

“Maturity Date”: the earliest of (a) the Scheduled Maturity Date, (b) the effective date of any Chapter 11 Plan for the Borrower or any other Debtor, (c) the consummation of a sale or other disposition of all or substantially all assets of the Debtors, taken as a whole, under section 363 of the Bankruptcy Code, (d) the date of acceleration or termination of the DIP Facility in accordance with the terms hereof and (e) 35 days from the Petition Date (or such later date as agreed to by the Required Lenders), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date.

“Maximum Rate”: as defined in Section 10.20.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event occurring on or after the Closing Date, (I) the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party or any Subsidiary and (II) the proceeds in the form of cash and Cash Equivalents received by any Loan Party or any Subsidiary from any sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in connection with any such Asset Sale or Recovery Event, net of (i)(x) selling expenses, attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees and consulting fees, (y) the principal amount, premium or penalty, if any, interest and other amounts required to be applied to the repayment of Indebtedness (other than any Prepetition Indebtedness) secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or an order of the Bankruptcy Court) and (z) other customary fees and expenses actually incurred by any Loan Party or any Subsidiary in connection therewith; (ii) Taxes paid or reasonably estimated to be payable by any Loan Party or any Subsidiary as a result thereof and, without duplication, any tax distribution that is required as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any liability paid or to be paid or reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of its Subsidiaries, provided, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Debtor”: any Subsidiary of the Borrower that is not a Debtor.

“Non-Excluded Subsidiary”: any Subsidiary of the Borrower which is not an Excluded Subsidiary.

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Supporting Senior Noteholder”: as defined in the Restructuring Support Agreement.

“Non-US Lender”: as defined in Section 2.20(e).

“Obligations”: the unpaid principal of and interest on (including interest accruing after maturity) the Loans and all other obligations and liabilities (including fees, premiums and make-whole) of the Borrower or any Subsidiary Guarantor to the Agents or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, premiums, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of Ad Hoc Committee Advisors and counsel to the Agents or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise and including all indemnity claims of the Ad Hoc Committee, the Agents and the Lenders pursuant to Section 10.5.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing similar Taxes that arise from any payment made under or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(iii).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Permitted Business”: (i) the Business or (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such Business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Permitted Variance”: as defined in Section 7.17.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”: as defined in the recitals to this Agreement.

“Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and in respect of which any Loan Party or any other Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has any liability, including a Multiemployer Plan.

“Plan Effective Date”: the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of one or more Chapter 11 Plans confirmed pursuant to an order entered by the Bankruptcy Court.

“Platform”: as defined in Section 10.2(c).

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Prepayment Option Notice”: as defined in Section 2.12(e).

“Prepetition Notes”: the Borrower’s (a) 2.25% convertible senior notes due 2026 pursuant to the Prepetition 2026 Note Indenture, (b) 2.25% convertible senior notes due 2028 pursuant to the Prepetition 2028 Notes Indenture, and (c) 4.00% convertible senior notes due 2029 pursuant to the Prepetition 2029 Notes Indenture.

“Prepetition 2026 Notes Indenture”: that certain Indenture, dated as of March 9, 2021, among the Borrower and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Prepetition 2028 Notes Indenture”: that certain Indenture, dated as of May 27, 2022, among the Borrower and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Prepetition 2029 Notes Indenture”: that certain Indenture, dated as of December 12, 2022, among the Borrower and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Prepetition Indebtedness”: collectively, the indebtedness in respect of the Prepetition Notes and any other Indebtedness (whether secured or unsecured) of each Debtor.

“Prepetition Payment”: any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness.

“Prime Rate”: the “U.S. Prime Lending Rate” published in The Wall Street Journal; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent); each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Proceeding”: as defined in Section 10.5(c).

“Property”: any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Information”: as defined in Section 10.2(c)

“Public Lender”: as defined in Section 10.2(c).

“Real Property”: collectively, all right, title and interest of the Borrower or any of its Subsidiaries in and to any and all parcels of real property owned or leased by the Borrower or any such Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient”: (a) any Lender, (b) the Administrative Agent or (c) the Collateral Agent, as applicable.

“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary, in an amount for each such event exceeding $1,000,000.

“Register”: as defined in Section 10.6(b)(iv).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Person”: as defined in Section 10.5.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repayment Premium”: as defined in Section 2.19.

“Replaced Lender”: as defined in Section 2.24.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives”: as defined in Section 10.14.

“Required Consenting Senior Noteholders”: as defined in the Restructuring Support Agreement.

“Required Lenders”: at any time, Lenders holding more than 50% of the sum of (a) the unused Commitments then in effect and (b) the aggregate unpaid principal amount of the Loans then outstanding (excluding any unused Commitments and outstanding Loans of Defaulting Lenders).

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: any officer at the level of Vice President or higher of the relevant Person or, with respect to financial matters, the Chief Financial Officer, Treasurer, Controller or any other Person in the Treasury Department at the level of Vice President or higher of the relevant Person.

“Restricted Payments”: as defined in Section 7.6.

“Restructuring Support Agreement”: the Restructuring Support Agreement, dated as of March [•], 2025, among the Debtors and the members of the Ad Hoc Committee.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sanction(s)”: any international economic sanction administered or enforced by the U.S. government, including OFAC and the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other applicable sanctions authorities.

“Scheduled Maturity Date”: July [•], 2025; provided that, if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Security”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Orders, the Guarantee and Collateral Agreement, and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent, as applicable, purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Single Employer Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Loan Party or any other Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has any liability.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing”: a Borrowing comprised of SOFR Loans.

“SOFR Loan”: any Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate in accordance with the provisions of Section II, other than pursuant to clause (c) of the definition of “ABR”.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”: (a) each Subsidiary other than any Excluded Subsidiary, and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement. For the avoidance of doubt, as of the Petition Date, only the Borrower’s Domestic Subsidiaries shall be Subsidiary Guarantors.

“Superpriority Claims”: as defined in Section 2.25(a)(i).

“T-1 Upfront Payment”: as defined in Section 2.9(a)(i).

“T-2 Upfront Payment”: as defined in Section 2.9(a)(ii).

“Taxes”: all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Prepayment Amount”: as defined in Section 2.12(e).

“Term SOFR”:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period”: the rolling cumulative 2-week period most recently ended on the last Saturday prior to the delivery of each Budget Variance Report.

“Transactions”: (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the granting of Liens by the Borrower on Collateral pursuant to the Security Documents, (b) with respect to each Subsidiary Guarantor, the execution, delivery and performance by such Subsidiary Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty and Collateral Agreement by such Subsidiary Guarantor, and the granting of Liens by such Subsidiary Guarantor on Collateral pursuant to the Security Documents (for the avoidance of doubt, excluding Excluded Collateral) and (c) the payment of fees, costs, premiums and expenses in connection with the foregoing.

“Type”: shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Term SOFR and the ABR.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.”: the United States of America.

“US Lender”: as defined in Section 2.20(g).

“USA Patriot Act”: as defined in Section 10.18.

“Wages Order”: The interim and final orders of the Bankruptcy Court approving the Debtors’ Emergency Motion for an Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Employee Benefits and Other Compensation and (B) Continue Employee Benefits Programs and Pay Related Administrative Obligations, and (II) Granted Related Relief [Docket No. [•]].

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.3 [Reserved].

1.4 Exchange Rates; Currency Equivalents. If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

1.5 [Reserved].

1.6 Accounting Terms. For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION II. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Initial Draw T-1 Loans. Subject to the terms and conditions set forth in Section 5.1 hereof and in the Orders, each Lender severally, and not jointly, agrees to make Loans denominated in Dollars to the Borrower on or after the Initial Draw T-1 Availability Date in an aggregate principal amount not to exceed such Lender’s Initial Draw T-1 Commitment (if any); provided that, if the Initial Draw T-1 Availability Date shall not have occurred on or prior to the date that is 5 Business Days after the Petition Date (the “Latest Initial Draw T-1 Date”), the Initial Draw T-1 Commitments of all Lenders shall automatically and permanently terminate on and as of the Latest Initial Draw T-1 Date. For the avoidance of doubt, the Initial Draw T-1 Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Draw T-1 Loans. Initial Draw T-1 Loans borrowed and repaid or prepaid may not be reborrowed.

(b) Delayed Draw T-2 Loans. Subject to the terms and conditions set forth in Section 5.2 hereof and in the Orders, each Lender severally, and not jointly, agrees to make Loans denominated in Dollars to the Borrower or after on the Delayed Draw T-2 Availability Date in an aggregate principal amount not to exceed such Lender’s Delayed Draw T-2 Commitment; provided, that the unused Delayed Draw T-2 Commitments of all Lenders shall automatically and permanently terminate on the Maturity Date. For the avoidance of doubt, the Delayed Draw T-2 Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Delayed Draw T-2 Loans. Delayed Draw T-2 Loans borrowed and repaid or prepaid may not be reborrowed. If the Delayed Draw T-2 Loans are not fungible for U.S. federal income tax purposes with the Initial Draw T-1 Loans, the Delayed Draw T-2 Loans shall be identified separately.

2.2 Procedure for Borrowing, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of loans from one Type to the other, and each continuation of Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than (i) 11:00 a.m. (New York City time) two Business Days prior to the requested date of (x) conversion of ABR Loans to, or continuation of, SOFR Loans, or (y) conversion of SOFR Loans to, or continuation of, ABR Loans (ii) 5:00 pm (New York City time) one Business Day prior to the requested date of any Borrowing of Initial Draw T-1 Loans on or after the Initial Draw T-1 Availability Date and (iii) 11:00 a.m. (New York City time) two Business Days for all other Borrowings (but not conversion) of Loans. Each notice by the Borrower pursuant to this Section 2.2(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of SOFR Loans shall be in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which an existing Loans are to be converted and/or continued and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to ABR Loans. Any such automatic conversion of SOFR Loans to ABR Loans pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to such SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No more than six Interest Periods among SOFR Loans shall be outstanding at any time.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Loans, and if no timely notice of a conversion or continuation of a SOFR Loan is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans or SOFR Loans with an Interest Period of one month, as applicable, described in Section 2.2(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in same day funds at the Funding Office not later than (i) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of SOFR Loans and (ii) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of ABR Loans. Upon satisfaction of the applicable conditions set forth in Section 5.1 or Section 5.2, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) Conversions and continuations of Loans are also subject to the following terms: (i) each conversion or continuation shall be made pro rata among the applicable Lenders in accordance with the respective principal amounts of the Term Loans comprising the converted or continued Borrowing; (ii) the Interest Periods and Types of any Loans that have been borrowed or issued on the same date shall at all times be identical, including with respect to any subsequent extensions or conversions thereof; (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Borrowing of such Lender resulting from such conversion, and accrued interest on any Term SOFR Loan (or a portion thereof) being converted shall be paid by the Borrower at the time of conversion; (iv) except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan unless the Borrower pays the amount due under Section 2.22 in connection therewith at the time of conversion; (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Term SOFR Borrowing; (vi) any portion of a Term SOFR Borrowing that cannot be converted into or continued as a Term SOFR Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; (vii) no Interest Period may be selected for any Term SOFR Borrowing that would end later than the scheduled Maturity Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of the Term SOFR Borrowings with Interest Periods ending on or prior to the applicable date would not be at least equal to the principal amount of applicable Term SOFR Borrowings to be paid on such date; and (viii) during the existence of an Event of Default which is continuing, at the written election of the Required Lenders, no Loans may be requested as, converted to or continued as SOFR Loans.

2.3 [Reserved].

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender, the principal amount of each outstanding Loan of such Lender made to the Borrower on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), in which shall be recorded (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.8(b) and 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9 Fees and Premiums.

(a) Upfront Payment.

(i) On the Closing Date, the Borrower shall pay to the Administrative Agent for the account of each applicable Lender, an upfront payment (the “T-1 Upfront Payment”) in an amount equal to 5.50% of the aggregate principal amount of the Initial Draw T-1 Commitment on the Closing Date, which T-1 Upfront Payment shall be payable in the form of an increase in the principal amount of Loans owing to each Lender as set forth on Schedule 2.9(a)(i).

(ii) On the Delayed Draw T-2 Availability Date, the Borrower shall pay to the Administrative Agent for the account of each applicable Lender, an upfront payment (the “T-2 Upfront Payment”) in an amount equal to 5.50% of the aggregate principal amount of the Delayed Draw T-2 Commitment on the Delayed Draw T-2 Availability Date, which T-2 Upfront Payment shall be payable in the form of an increase in the principal amount of Loans owing to each Lender as set forth on Schedule 2.9(a)(ii).

(b) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Agent, fees payable in the amounts and on the dates separately agreed upon in writing between the Borrower and such Agents, including pursuant to the Agent Fee Letter, and (ii) such other fees as separately agreed upon in writing to be paid by the Borrower to the Lenders (after giving effect to clause (a) above).

(c) All fees and premiums payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution (i) to the applicable Agent for its own account or (ii) to the Lenders, in the case of fees and premiums due to the Lenders hereunder, as applicable. Fees or premiums paid hereunder shall not be refundable under any circumstances.

(d) For the avoidance of doubt, the parties hereto agree to treat, for U.S. federal and applicable state and local income tax purposes, any increase in the principal amount of Loans owing to any Lender under this Section 2.9 as “original issue discount”.

2.10 [Reserved].

2.11 Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans (subject to Section 2.11(b) below), in whole or in part, without premium or penalty except as specifically provided in Section 2.19, upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Sections 2.21 and 2.22. Promptly following receipt of any such notice the Administrative Agent shall notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and in each case shall be subject to the provisions of Section 2.18.

(b) In connection with any optional prepayments by the Borrower of the Loans pursuant to Section 2.11(a), such prepayment shall be applied to all then outstanding Loans on a pro rata basis.

2.12 Mandatory Prepayments.

(a) Unless the Required Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness permitted to be incurred in accordance with Section 7.2) shall be incurred by the Borrower or any Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one (1) Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Loans as set forth in Section 2.12(d).

(b) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event with respect to any assets or Property (including, for the avoidance of doubt, any Intellectual Property licenses in respect thereof), then such Net Cash Proceeds shall be applied not later than two (2) Business Days after such date toward the prepayment of the Loans as set forth in Section 2.12(d).

(c) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any Subsidiary shall for its own account receive Extraordinary Receipts, then such Extraordinary Receipts shall be applied not later than two (2) Business Days after such date toward the prepayment of the Loans as set forth in Section 2.12(d).

(d) Amounts to be applied in connection with prepayments of Loans pursuant to this Section 2.12 shall, subject to the Orders, be applied to the prepayment of the Loans in accordance with Section 2.18 until all Loans are paid in full. In connection with any mandatory prepayments by the Borrower of the Loans pursuant to this Section 2.12, such prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid. Each prepayment of the Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, any amounts owing pursuant to Section 2.22, and the Repayment Premium described in Section 2.19.

(e) Notwithstanding anything to the contrary in Section 2.12 or 2.18, with respect to the amount of any mandatory prepayment pursuant to Section 2.12(b) or (c) (such amount, the “Term Prepayment Amount”), the Borrower may, in its sole discretion, in lieu of applying such amount to the prepayment of Loans as provided in paragraph (d) above, not later than 12:00 p.m. (New York City time) on the Business Day prior to the date specified in this Section 2.12 for such prepayment, give the Administrative Agent notice in writing requesting that the Administrative Agent provide to each Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in the form of Exhibit G (or such other form approved by the Administrative Agent and the Borrower), and shall include an offer by the Borrower to prepay, on the date (each a “Mandatory Prepayment Date”) that is ten Business Days after the date of the Prepayment Option Notice, the Loans of such Lender by an amount equal to the portion of the Term Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Loans. Each Lender may reject all or a portion of its Term Prepayment Amount by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) five (5) Business Days after such Lender’s receipt of the Prepayment Option Notice (which notice shall specify the principal amount of the Term Prepayment Amount to be rejected by such Lender); provided, that any Lender’s failure to so reject such Term Prepayment Amount shall be deemed an acceptance by such Lender of such Prepayment Option Notice and the amount to be prepaid in respect of Loans held by such Lender. On the Mandatory Prepayment Date, the Borrower shall pay to the relevant Lenders the aggregate amount necessary to prepay that portion of the outstanding Loans in respect of which such Lenders have (or are deemed to have) accepted prepayment as described above.

(f) [Reserved].

(g) Notwithstanding any other provisions of this Section 2.12, (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”) or the Net Cash Proceeds of any Recovery Event with respect to a Foreign Subsidiary (a “Foreign Recovery Event”), in each case giving rise to a prepayment event pursuant to Section 2.12(b), are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit or restricts repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof including, without duplication, any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the Borrower) to the repayment of the Loans in accordance with this Section 2.12 and (B) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Sale or any Foreign Recovery Event derived from a Foreign Subsidiary could reasonably be expected to result in a material adverse tax consequence (taking into account any foreign tax credit or benefit, in the Borrower’s reasonable judgment, expected to be realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided, that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.12, (x) the Borrower shall apply an amount equal to such Net Cash Proceeds to such prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness of a Foreign Subsidiary, in each case, other than as mutually agreed by the Borrower and the Administrative Agent (acting on the instructions of the Required Lenders).

2.13 [Reserved].

2.14 [Reserved].

2.15 Interest Rates and Payment Dates.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until Maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus the Adjusted Term SOFR Rate.

(c) Upon the occurrence and during the continuance of an Event of Default, the principal amount of outstanding Loans, any fees and/or any other amount outstanding or payable by the Borrower or any other Loan Party hereunder shall automatically bear interest (after as well as before judgment) at a rate per annum (the “Default Rate”) equal to (i) in the case of the principal amount of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan and (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans, in each case, from the date of the occurrence of such Event of Default until no Event of Default is continuing or the Loans are paid in full. Such interest shall be payable in cash by the Borrower from time to time on demand.

2.16 Computation of Interest and Fees.

(a) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Term SOFR Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).

2.17 Alternate Rate of Interest.

(a) [Reserved].

(b) If prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Committed Loan Notice requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(c) Upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, solely if the Administrative Agent and the Borrower determine that (x) the Relevant Governmental Body has not made any selection or recommendation for a replacement benchmark rate or the mechanism for determining such a rate and (y) there is no evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(f) At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a SOFR Loan into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(h) Furthermore, if any Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the rate applicable to such Loan, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute an ABR Loan on such day.

2.18 Pro Rata Treatment and Payments.

(a) Except as expressly otherwise provided herein (including as expressly provided in Sections 2.12, 2.20, 2.21, 2.24, 10.5 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Loans and each payment in respect of fees payable hereunder with respect to the Loans shall be applied to the amounts of such obligations owing to the Lenders, pro rata according to the respective amounts then due and owing to such Lenders.

(b) Each optional and mandatory prepayment of the Loans shall be allocated among the Loans then outstanding pro rata; provided, that, any mandatory prepayment of Loans under Section 2.12(b) or (c) shall be subject to the opt-out provision under Section 2.12(e). Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(c) [Reserved].

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 3:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders and/or Agents, as applicable, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 3:00 p.m., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders and/or Agents, as applicable, promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to SOFR Loans with an Interest Period of one month, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder or under any other Loan Document that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19 Repayment Premium. In the event that all or any portion of the Loans is repaid or prepaid or required to be repaid or prepaid in any manner and for any reason, whether pursuant to Section 2.11(a), Section 2.12(a), Section 2.12(b), or Section 2.12(c) (excluding a replacement of a Lender pursuant to Section 2.24), on the Maturity Date or following acceleration of the Loans or otherwise, such prepayment or repayment shall be accompanied by a premium (the “Repayment Premium”) in an amount equal to 3.50% multiplied by the aggregate principal amount of the Loans so prepaid or repaid or required to be repaid or prepaid. If the Loans are accelerated or otherwise become due prior to their Maturity Date, in each case as a result of an Event of Default (including the acceleration of claims by operation of law), the amount of principal of and premium on the Loans that becomes due and payable shall automatically equal 100% of the principal amount of the Loans plus the Repayment Premium as if such acceleration or other occurrence were a voluntary prepayment of the Loans or otherwise becoming due, and such Repayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Repayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Repayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Repayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph and in Sections 2.9 of this Agreement. For the avoidance of doubt, the parties hereto agree to treat, for U.S. federal and applicable state and local income tax purposes, any increase in the principal amount of Loans owing to any Lender under this Section 2.19 as “original issue discount.”

2.20 Taxes.

(a) Except as otherwise required by law, all payments made by or on account of the Borrower or any Loan Party under this Agreement and the other Loan Documents to any Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If applicable law requires withholding or deduction of any Tax from any such payment, the Borrower, any other Loan Party or other withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If any Indemnified Taxes are required to be deducted or withheld from any such payments, the amounts so payable to the applicable Recipient shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes (including Indemnified Taxes attributable to amounts payable under this Section 2.20(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without duplication of other amounts payable by the Borrower under this section, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Taxes are payable by the Borrower or any Loan Party under this Agreement or the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or Loan Party showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.

(d) The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes, including any amounts payable pursuant to this Section 2.20, payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any incremental Taxes and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Recipient (with a copy to the Administrative Agent if applicable) shall be conclusive absent manifest error.

(e) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (A) (i) two accurate and complete copies of IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, (ii) in the case of a Non-US Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and two accurate and complete copies of IRS Form W-8BEN or W-8BEN-E, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents, or (iii) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (i) and (ii) above, provided that if the Non-US Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the certificate in the form of Exhibit D may be provided by such Non-US Lender on behalf of such partners) and (B) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-US Lender on or about the date it becomes a party to this Agreement (or, in the case of any Participant, on or about the date such Participant purchases the related participation). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. Each Non-US Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver provided that it shall promptly notify the Borrower and the Administrative Agent in writing of such inability.

(f) [reserved]

(g) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Lender is not subject to backup withholding. Such forms shall be delivered by each US Lender on or about the date it becomes a party to this Agreement. In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. Each US Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.20, with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any such penalties, interest or other charges resulting from the gross negligence or willful misconduct of the relevant Recipient (as determined by a final and non-appealable judgment of a court of competent jurisdiction)) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority; provided, further, that such Recipient shall, at the indemnifying party’s request, provide a copy of any notice of assessment or other evidence of the requirement to pay such refund received from the relevant Governmental Authority (provided that the Recipient may delete any information therein that it deems confidential). This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will any Recipient be required to pay any amount to an indemnifying party the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund of any Indemnified Taxes had never been paid.

(i) [reserved]

(j) If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that, if any, such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k) To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of this Section 2.20, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

(l) The agreements in this Section 2.20 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable under any Loan Document, the resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.

(m) For purposes of this Section 2.20, for the avoidance of doubt, applicable law includes FATCA.

2.21 Indemnity. Other than with respect to Taxes, which shall be governed solely by Section 2.20, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of the interest rate margin) that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrower in making a borrowing of or continuation of SOFR Loans after the Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or continuation of SOFR Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.24, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a SOFR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.22 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the payment of additional amounts pursuant to Section 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) that would, in the Lender’s judgment, avoid or minimize any amounts payable pursuant to such Section (including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event); provided, that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage or unreimbursed cost or expense; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.20(a). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

2.24 Replacement of Lenders. The Borrower shall be permitted to replace with a financial entity or financial entities any Lender (each such Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority, in each case, pursuant to Section 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders), (ii) is a Disqualified Institution, (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders, or (iv) is a Defaulting Lender; provided, that, in the case of a replacement pursuant to clause (i) above:

(a) such replacement does not conflict with any Requirement of Law;

(b) the replacement financial entity or financial entities shall purchase, at par (which purchase price shall exclude, for the avoidance of doubt, any Repayment Premium), all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement;

(c) the Borrower shall be liable to such Replaced Lender under Section 2.22 (as though Section 2.22 were applicable) if any SOFR Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto;

(d) the replacement financial entity or financial entities, (x) if not already a Lender, an Affiliate of a Lender or an Approved Fund, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(2) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee otherwise required under Section 10.6(b)(ii)(2);

(e) the Administrative Agent (solely with respect to providing its consent in accordance with the terms hereof), any replacement financial entity or entities and in accordance with the last paragraph of this Section 2.24, the Replaced Lender or the Borrower shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution;

(f) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated;

(g) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver;

(h) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender; and

(i) in the case of any such replacement resulting from a requirement that the Borrower pay additional amounts pursuant to Section 2.20 or 2.21, such replacement will result in a reduction in such payments thereafter.

In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (y) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and Commitments so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25 Priority and Liens; No Discharge.

(a) Each Loan Party hereby covenants, represents, warrants and agrees that upon the execution on this Agreement and entry of the Interim Order (and, when applicable, the Final Order), the obligations hereunder and under the Loan Documents shall, subject to the Carve-Out, at all times:

(i) be entitled to superpriority administrative expense claim status in the Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code (the “Superpriority Claims”);

(ii) be secured by a fully perfected security interest in and lien on all Collateral of each Debtor, as provided in and with the priority contemplated by the Interim Order (and, when applicable, the Final Order).

(b) Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Debtors’ Collateral, which includes, without limitation, all of such Debtor’s Real Property, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.

(c) All of the Liens described in this Section 2.25 (x) shall be effective and perfected upon entry of the Interim Order (and, when entered, the Final Order) without the necessity of the execution, recordation or filings by any Debtor of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral, as set forth in the Orders and (y) for the avoidance of doubt, shall in no way limit the Liens and security interests granted by any Loan Party pursuant to the Orders, or the Security Documents.

(d) Each of the Loan Parties agrees that (i) its obligations under the Credit Documents shall not be discharged by the entry of an order confirming a Chapter 11 Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby irrevocably waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Collateral Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Chapter 11 Plan.

2.26 Exit Conversion. Upon consummation of an Acceptable Plan of Reorganization, on the Plan Effective Date, so long as (a) no Default or Event of Default has occurred and is continuing,

including, without limitation, of any payment or prepayment obligations hereunder and (b)(i) the Restructuring Support Agreement has not terminated with respect to the Consenting Senior Noteholders and no default exists thereunder that would permit the Required Consenting Senior Noteholders to terminate the Restructuring Support Agreement on such date or after the giving of notice, the lapse of time, or both, and such default has not been otherwise waived in accordance with the Restructuring Support Agreement, provided that the condition set forth in the foregoing clause (b)(i) shall not fail to have been satisfied to the extent the Company Parties terminate the Restructuring Support Agreement as to a Non-Supporting Senior Noteholder so long as the Consenting Senior Noteholders (excluding any Non-Supporting Senior Noteholders as to which the Restructuring Support Agreement has been terminated) continue to hold or control at least two-thirds in principal amount of the then-outstanding principal amount of the Senior Notes, each Lender severally and not jointly, agrees (i) that the principal amount of the Obligations outstanding (including the amount of the Upfront Payment and the Repayment Premium) at such time shall be deemed repaid and converted through the issuance of term loans under the Exit Credit Agreement on a dollar-for-dollar basis, and (ii) to provide the portion of the new money $10,000,000 incremental exit loans under the Exit Credit Agreement as specified in the Restructuring Support Agreement, in each case, subject to the terms and conditions set forth in and otherwise in accordance with, the Restructuring Support Agreement and such Acceptable Plan of Reorganization (the “Exit Conversion”); provided that, for the avoidance of doubt, the outstanding amount of interest on the Plan Effective Date, all fees and expenses of the DIP Secured Parties payable pursuant to the Loan Documents and all indemnification obligations (solely to the extent due and payable as of the Plan Effective Date in cash on the Plan Effective Date) shall be paid in full in cash on such date.

SECTION III. [RESERVED]

SECTION IV. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants (as to itself and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date and on the date of each Borrowing of Loans hereunder that:

4.1 Financial Condition.

(a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2023, and the related statements of income, stockholders’ equity and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from BDO USA, P.C., present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such date and the results of their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal year then ended. All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

(b) The financial projections (including the Initial Budget) and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the DIP Facility or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

4.2 No Change. Since the Closing Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries, subject to the entry of the Orders and the terms thereof, (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or other entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations.

(a) Each Loan Party and, subject to the entry of the Orders and terms thereof, has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and, subject to the entry of the Orders and the terms thereof, each Loan Party has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Subject to the entry of the Orders and the terms thereof, no consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by any Loan Party for the extensions of credit hereunder or such Loan Party’s execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents to which it is party, as against or with respect to such Loan Party, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iii) the filings referred to in Section 4.17.

(c) Subject to the entry of the Orders and the terms thereof, each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the applicable Loan Parties) and, subject to the entry of the Orders and the terms thereof, this Agreement constitutes, and each other Loan Document upon execution and delivery by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of each such Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability thereof is governed by the Uniform Commercial Code or the Bankruptcy Code, as applicable), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5 No Legal Bar. Assuming the consents, authorizations, filings and notices referred to in Section 4.4(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower, or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, violate any Requirement of Law binding on the Borrower or any of its Subsidiaries that would not reasonably be expected to have a Material Adverse Effect, (c) other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, violate any material Contractual Obligation (other than the Prepetition Indebtedness) of the Borrower or any of its Subsidiaries or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents or Liens created under the Orders).

4.6 No Material Litigation. Except for the Cases and as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Leasehold Interests; Liens. Each of the Borrower and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all of its Real Property, and good title to, or a valid leasehold interest in, all of its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Real Property or other Property is subject to any Lien, except as permitted by the Loan Documents. Schedule 4.8 lists all Real Property owned in fee simple by any Loan Party as of the Closing Date.

4.9 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or has a valid license or right to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except as permitted by Section 7.3 and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which would reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries take all reasonable actions that should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Subject to Debtor Relief Laws, the terms of the applicable Orders and any required approval by the Bankruptcy Court, each of the Borrower and its Subsidiaries (a) has filed or caused to be filed all federal, state, and other Tax returns that are required to be filed and (b) has paid or caused to be paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or on any of its Property by any Governmental Authority (other than (i) any returns or amounts that are not yet due or (ii) amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

4.12 ERISA.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of any Loan Party or any other Commonly Controlled Entity, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) no Loan Party or any other Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) no Loan Party or any other Commonly Controlled Entity would become subject to any liability under ERISA if such Loan Party or such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; (v) no Multiemployer Plan is Insolvent or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (vi) no Foreign Plan Event has occurred during the five-year period prior to the date on which this representation is made with respect to any Foreign Plan, and each Foreign Plan has complied with the provisions of any applicable law.

(b) The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any Plan which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained or contributed to by a Commonly Controlled Entity (other than the Borrower and its Subsidiaries) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect.

4.13 Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries. Schedule 4.14 sets forth a list of all of the Subsidiaries of the Borrower as of the Closing Date, together with the name and jurisdiction of incorporation of each such Subsidiary, the breakdown of ownership of each class of Capital Stock of such Subsidiary and whether any such Subsidiary is an Excluded Subsidiary.

4.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, to the knowledge of any Executive Officer, (A) none of the Borrower or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any pending or threatened Environmental Liability and (B) to the Borrower’s knowledge, there are no existing facts or circumstances (including any presence or Release of Materials of Environmental Concern at any Real Property or any real property formerly owned or operated by Borrower or its Subsidiaries) that are reasonably likely to give rise to any Environmental Liability of the Borrower or any of its Subsidiaries.

4.16 Accuracy of Information, etc. As of the Closing Date, no statement or written information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or otherwise furnished to the Administrative Agent or the Lenders or any of them (in their capacities as such), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17 Security Documents.

(a) Upon entry of the Interim Order (and, if entered, the Final Order), the Liens granted thereunder by the Debtors to the Collateral Agent on any Collateral shall be valid and automatically perfected with the priority set forth herein and in the Orders, and no filing or other action will be necessary to perfect or protect such Liens and security interests with respect to the Debtors’ Obligations under the Loan Documents and such Order.

(b) Subject to, and upon entry of the Orders, the Orders shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected Lien on the Real Property located in the United States in which the Borrower or any other Debtor that is a Domestic Subsidiary has an interest and proceeds thereof, in each case subject only to Liens permitted by Section 7.3.

4.18 [Reserved].

4.19 Anti-Terrorism. As of the Closing Date, the Borrower and its Subsidiaries are in compliance with the USA Patriot Act, except as would not reasonably be expected to have a Material Adverse Effect.

4.20 Use of Proceeds. The Borrower will use the proceeds of the Loans solely in compliance with Section 6.9 of this Agreement and the Orders.

4.21 Labor Matters. Except as set forth on Schedule 4.21 or, in the aggregate, as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, as applicable.

4.22 [Reserved].

4.23 Sanctions Compliance. No Loan Party, to the knowledge of any Executive Officer, (i) is currently the target of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction. To the knowledge of the Borrower, the Borrower and each its Subsidiaries (and all Persons acting on behalf of the Borrower and each of its Subsidiaries) is in material compliance with applicable Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used by any Loan Party, directly or indirectly, to lend, contribute, provide or has been or will be otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner that will, in each case, result in any violation by any party hereto (including any Lender or the Administrative Agent) of Sanctions.

4.24 Anti-Corruption Compliance. To the knowledge of the Borrower, the Borrower and each of its Subsidiaries (and all Persons acting on behalf of the Borrower and each of its Subsidiaries) is in compliance with applicable Anti-Corruption Laws. No part of the proceeds of the Loans has been or will be used by the Borrower or its Subsidiaries, directly or indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.

4.25 Cases; Orders.

(a) The Cases were commenced on the Petition Date, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given, as will proper notice of (i) the motion seeking approval of the Loan Documents, the Interim Order and the Final Order, and (ii) the hearing for the entry of the Final Order. Proper notices of the motion for entry of the Interim Order and the hearings thereon have been given.

(b) The Loan Parties are in compliance in all material respects with the terms and conditions of the Orders. Each of the Interim Order (with respect to the period prior to the entry of the Final Order) and the Final Order (from and after the date on which the Final Order is entered) is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as consistent with the Restructuring Support Agreement or otherwise reasonably acceptable to the Required Lenders and (solely with respect to the treatment of the Agents) the Administrative Agent.

(c) From and after the entry of the Interim Order, pursuant to and to the extent permitted in the Interim Order, the Obligations (i) will constitute allowed joint and several Superpriority Claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral pursuant to Sections 364(c)(2), and (c)(3) of the Bankruptcy Code, subject only to the Carve-Out.

(d) The entry of the Interim Order (and, when applicable, the Final Order) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, the Superpriority Claims and Liens, as applicable, described in Section 2.25 and the Orders, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

SECTION V. CONDITIONS PRECEDENT

5.1 Conditions to Initial Draw T-1 Availability Date. The agreement of each Lender to make the Initial Draw T-1 Loans requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Initial Draw T-1 Loans on or after the Initial Draw T-1 Availability Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor party thereto.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) on the Closing Date.

(c) Borrowing Notice. The Administrative Agent shall have received a Committed Loan Notice from the Borrower with respect to the Initial Draw T-1 Loans in accordance with Section 2.2.

(d) Fees. (i) The Borrower shall have paid all fees and premiums due and payable under the DIP Facility including all fees payable to the Administrative Agent, Collateral Agent or any Lender with respect to the DIP Facility and separately agreed in writing with the Borrower and (ii) the Administrative Agent shall have received all fees and premiums due and payable on or prior to the Closing Date in respect of the DIP Facility and, to the extent invoiced at least two Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), shall have been reimbursed for all reasonable and documented out-of-pocket expenses, including the reasonable fees, charges and disbursements of each of (x) McDermott Will & Emery LLP, counsel for the Administrative Agent and (y) the Ad Hoc Committee Advisors, required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document; provided, in each case, that such fees may be net funded from the proceeds of the Initial Draw T-1 Loans.

(e) [Reserved].

(f) No Default. No Default or Event of Default exists or has occurred and is continuing on the Closing Date or, after giving effect to this Agreement and the consummation of the Transactions, including the Borrowings, would result from the consummation of such Transactions.

(g) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clauses (b) and (o) of this Section 5.1.

(h) Secretary Certificates. The Administrative Agent shall have received certificates dated as of the Closing Date and executed by a Responsible Officer of each Loan Party, in form and substance satisfactory to the Required Lenders attaching thereto (i) a copy of the certificate or articles of incorporation or organization (or similar organizational document), including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the secretary of state of the state of its organization, and a certificate as to the good standing (or local equivalent) of each Loan Party (to the extent available in the relevant jurisdiction) as of a recent date, from such Secretary of State or similar Governmental Authority, (ii) a certificate of the Secretary, Assistant Secretary or another Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement (or similar governing document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, the transactions contemplated hereby and thereby and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the documents furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or another Responsible Officer executing the certificate pursuant to clause (ii) above

(i) USA Patriot Act. The Administrative Agent and the Lenders shall have received from the Borrower and each of the Loan Parties, at least 2 Business Days prior to the Closing Date, all documentation and other information reasonably requested by the Administrative Agent and any Lender no less than 5 calendar days prior to the Closing Date that the Administrative Agent and any such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(j) Filings. Except as set forth on Schedule 6.10, there shall have been delivered to the Collateral Agent in proper form for filing each Uniform Commercial Code financing statement as required by the Guarantee and Collateral Agreement in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein.

(k) Pledged Stock; Stock Powers. Except as set forth on Schedule 6.10, the Collateral Agent pursuant to the terms of the Security Documents shall have received the certificates, if any, representing the shares of Pledged Stock held by the Loan Parties pledged pursuant to the Guarantee and Collateral Agreement and the other Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(l) Lien Searches. The Administrative Agent and the Lenders shall have received appropriate UCC search results or other relevant search certificates reflecting no Liens (other than Liens permitted pursuant to Section 7.3) encumbering the Collateral in each of the jurisdictions or offices in which UCC financing statements should be made to evidence perfected security interests in all Collateral.

(m) Petition Date. The Petition Date shall have occurred, and the Borrower and each Subsidiary Guarantor as of the Closing Date shall be a debtor and a debtor-in-possession in the Cases.

(n) No Trustee. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(o) Material Adverse Effect. Since the Petition Date, there shall not have been a Material Adverse Effect.

(p) Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(q) Budget. The Administrative Agent and the Lenders shall have received a copy of the Initial Budget.

(r) First Day Orders. (i) The Lenders and the Administrative Agent shall have received advanced drafts of the First Day Orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Closing Date and a Cash Management Order) and a list of critical vendors, in each case, in form and substance reasonably satisfactory to (solely with respect to the treatment of the Agents) the Administrative Agent and consistent with the Restructuring Support Agreement or otherwise reasonably satisfactory to the Required Lenders and (ii) all First Day Orders intended to be entered by the Bankruptcy Court at or immediately following the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court in a form and substance consistent with the Restructuring Support Agreement or otherwise reasonably acceptable to the Required Lenders (it being understood that the forms of such draft material First Day Orders related to pleadings and motions approved by the Required Lenders prior to the Closing Date are deemed reasonably acceptable) and (solely with respect to the treatment of the Agents) the Administrative Agent, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as consistent with the Restructuring Support Agreement or otherwise reasonably acceptable to the Required Lenders and (solely with respect to the treatment of the Agents) the Administrative Agent; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 5.1(r) shall be solely limited to the treatment of the Agents under the First Day Orders.

(s) Interim Order. The Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the reasonable consent of the Administrative Agent and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 5.1(s) shall be solely limited to the treatment of the Agents under the Interim Order.

(t) [Reserved].

(u) The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Closing Date, certifying that there shall not occur, after giving effect to the initial credit extension under the DIP Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under the debt instruments and other material agreements of any Subsidiary that is not a Loan Party, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v) To the extent such items can be delivered on or prior to the Closing Date after the exercise of commercially reasonable efforts, subject to the paragraph immediately following subsection (ii) below, the Administrative Agent shall have received the following:

(i) Agreements for filing with the United States Copyright Office or the United States Patent and Trademark Office providing notice of the security interest granted in favor of the Collateral Agent in the Intellectual Property registered or applied for in the United States listed on the applicable schedules to the Security Documents, duly executed by the Borrower and each other Loan Party, as applicable.

(ii) Evidence of all insurance required to be maintained, and evidence that the Administrative Agent shall have been named as an additional insured and loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Administrative Agent (at the direction of the Required Lenders) has reasonably requested to be so named; provided that the Administrative Agent (at the direction of the Required Lenders) may rely on the Orders for purposes of being named as an additional insured and loss payee, as applicable, on any or all of such insurance policies and liability insurance policies.

To the extent that any of the items described in this Section 5.1(v) shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition to effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder, and the Borrower shall, instead, cause such items to be delivered to the Administrative Agent not later than 45 days following the Closing Date (or such later date as the Required Lenders shall agree in their discretion).

5.2 Conditions to Delayed Draw T-2 Availability Date. The agreement of each Lender to make the Delayed Draw T-2 Loans requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Delayed Draw T-2 Loans on or after the Delayed Draw T-2 Availability Date, of the following conditions precedent:

(a) Closing Date. The Initial Draw T-1 Availability Date shall have occurred and the Initial Draw T-1 Loans shall have been made.

(b) Final Order. The Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Final Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 5.2(b) shall be solely limited to the treatment of the Agents under the Final Order.

(c) Second Day Orders. (x) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent (solely with respect to the treatment of the Agents) and consistent with the Restructuring Support Agreement or otherwise reasonably satisfactory to the Required Lenders, or this condition is waived by the Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders. The Administrative Agent and Required Lenders acknowledge that the form of such orders substantially in the forms filed on the Petition Date are reasonably acceptable; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 5.2(c) shall be solely limited to the treatment of the Agents under the “second day orders” and pleadings described herein.

(d) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated the Delayed Draw T-2 Availability Date certifying that the conditions set forth in clauses (f) and (i) of this Section 5.2 have been satisfied.

(e) Borrowing Notice. The Administrative Agent shall have received a notice of borrowing from the Borrower with respect to the Delayed Draw T-2 Loans in accordance with Section 2.2.

(f) Representations and Warranties. On the Delayed Draw T-2 Availability Date, each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) as of such earlier date or respective period.

(g) Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(h) Trustee. No Trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(i) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing of Delayed Draw T-2 Loans, no Default or Event of Default shall have occurred and be continuing.

(j) Reports. The Administrative Agent shall have received (x) each Approved Budget required to be delivered pursuant to Section 6.1(d) and (y) each Budget Variance Report required to be delivered pursuant to Section 6.1(e).

SECTION VI. AFFIRMATIVE COVENANTS

The Borrower (on behalf of itself and each of its Subsidiaries) hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.7) each of its Subsidiaries to:

6.1 Financial Information. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on the Platform):

(a) within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2024, a copy of the unaudited consolidated balance sheets, income statements and statements of cash flow of the Borrower and its consolidated Subsidiaries as at the end of such year, setting forth, commencing with the financial statements with respect to the fiscal year ended December 31, 2024, in comparative form the figures as of the end of and for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes);

(b) within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2025, the unaudited consolidated balance sheets, income statements and statements of cash flow of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes).

(c) within 30 days after the end of each fiscal month of each year, commencing with the fiscal month ending February 28, 2025, the unaudited consolidated balance sheets, income statements and statements of cash flow of the Borrower and its consolidated Subsidiaries as at the end of such fiscal month and the portion of the fiscal year through the end of such fiscal month, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, and, with respect to the financial statements being delivered at the end of such fiscal month that is also the end of any fiscal quarter, such financial statements may also include, in satisfaction of the requirements set forth in clause (b) above, the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes);

(d) (i) on or prior to the Closing Date, the Initial Budget and (ii) not later than 5:00 p.m. (Eastern time) every fourth week commencing on Friday, April 11, 2025) or, to the extent such Friday is not a Business Day, the next Business Day thereafter, an update to the Initial Budget to cover the period commencing on the Friday of the prior week and include a rolling 13-week cash flow forecast for the Borrower and its Subsidiaries substantially in the form of the Initial Budget; provided, that each such updated Budget shall be in form and substance acceptable to the Required Lenders (the Initial Budget and each such Budget, if so approved, an “Approved Budget”) (it being understood that if the Required Lenders or the Ad Hoc Committee Advisors shall not have approved such Budget within 5 Business Days after the delivery thereof (which approval may be provided via email from the Ad Hoc Committee Advisors), such Budget shall be deemed not to be acceptable to the Required Lenders and the previously delivered Approved Budget shall constitute the Approved Budget, until an updated Budget has been so approved);

(e) Not later than 5:00 p.m. (Eastern time) on Friday of every week (commencing with Friday, March 28, 2025) or, to the extent such Friday is not a Business Day, the next Business Day thereafter (such date, a “Budget Variance Test Date”), a Budget Variance Report for the most recently expired Test Period (or, if earlier, the period ending on the most recent Saturday prior thereto), which such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein;

(f) [Reserved]; and

(g) Every 30 days after the Closing Date, the Borrower shall provide to the Ad Hoc Committee Advisors a matrix/schedule of payments made pursuant to the First Day Orders or second day orders (other than the Wages Orders), including the following information: (i) the names of the payee; (ii) the date and amount of the payment; (iii) the category or type of payment, as further described and classified in the first day motions; and (iv) the Debtor or Debtors that made the payment.

All such financial statements and deliverables shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of complete footnotes). Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (d) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that (i) such financial statements or deliverable (as applicable) are posted on the SEC’s website at www.sec.gov or the website for the Borrower and (ii) the Administrative Agent has been provided written notice of such posting.

Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Platform.

The deadline for providing any reporting or other documentation pursuant to this Section 6.1 may be extended in writing by the Required Lenders (which approval may be provided via email from the Ad Hoc Committee Advisors).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender or, in the case of clause (e), to the relevant Lender (in each case, which may be delivered via posting on the Platform):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred, (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) to the extent not previously disclosed pursuant to Section 6.8 and (z) solely in the case of financial statements delivered pursuant to Section 6.1(a), a listing of any registrations of or applications for United States Intellectual Property by any Loan Party filed since the last such report, together with a listing of any intent-to-use applications for trademarks or service marks for which a statement of use or an amendment to allege use has been filed since the last such report;

(b) promptly after the same become publicly available, copies of all financial statements and material reports that the Borrower sends to the holders of any class of its publicly traded debt securities or public equity securities, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(c) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request to the extent such additional financial or other information is reasonably available to, or can be reasonably obtained by, the Borrower; and

(d) within a reasonable period following the delivery of any financial statements pursuant to Section 6.1, dial-in details in respect of a conference call with Lenders (which may be satisfied by a call with holders of the Borrower’s publicly listed debt or equity securities attended by any Lender) and during which representatives from the Borrower will be available to discuss the details of the relevant financial statements and otherwise address additional matters in a manner consistent with the Borrower’s past practice.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Borrower or any of its Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on the Platform.

6.3 Payment of Taxes. Subject to Debtor Relief Laws, the terms of the applicable Order and any required approval by the Bankruptcy Court, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness) (in the case of any such Person that is a Debtor, solely to the extend arising after the Petition Date), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including ERISA, Environmental Laws, and the USA Patriot Act) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; provided, that with respect to Environmental Laws, none of the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.5 Maintenance of Property; Insurance.

(a) Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material United States Intellectual Property owned by the Borrower or its Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(c) Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Collateral Agent as an additional insured and loss payee/mortgagee.

(d) Permit representatives of the Administrative Agent, the Ad Hoc Committee and/or the Ad Hoc Committee Advisors (in each case at the direction of Required Lenders) to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).

6.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP (or, with respect to Subsidiaries organized outside of the United States, the local accounting standards applicable to the relevant jurisdiction; provided, that, to the extent that any such Subsidiary is permitted to prepare financial statements in accordance with different local accounting standards, such Subsidiary shall continue to apply the local accounting standard applied as of the Closing Date (as such standard may be updated or revised from time to time and, for the avoidance of doubt, with any discretions, judgments and elections afforded by such local accounting standard, including any changes in the application of such discretions, judgments and elections as such Subsidiary shall determine) except to the extent of changes between local accounting standards required by applicable law or regulation).

(b) Permit representatives designated by the Administrative Agent, the Ad Hoc Committee and/or the Ad Hoc Committee Advisors (in each case at the direction of Required Lenders) to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) such visits shall be limited to no more than one such visit per calendar year at each facility, and (ii) such visits by the Administrative Agent or its designee shall be at the Lenders’ expense, except in the case of the foregoing clauses (i) and (ii) during the continuance of an Event of Default).

(c) Permit representatives designated by the Administrative Agent, the Ad Hoc Committee and/or the Ad Hoc Committee Advisors (in each case at the direction of Required Lenders) to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).

(d) Permit representatives of the Administrative Agent, the Ad Hoc Committee and/or the Ad Hoc Committee Advisors (in each case at the direction of Required Lenders) to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).

Notwithstanding anything to the contrary in this Section 6.6, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.7 Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any Reportable Event or Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would reasonably be expected to have a Material Adverse Effect; and

(d) any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Additional Collateral, etc.

(a) With respect to any Property (other than Excluded Collateral) located in the United States having a value, individually or in the aggregate, of at least $1,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than (i) any interests in Real Property and any Property described in paragraph (c) or paragraph (d) of this Section 6.8, (ii) any Property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(v), and (iii) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Loan Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by the Borrower or any Subsidiary Guarantor as of the Closing Date to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or other Security Documents or by law or as may be reasonably requested by the Collateral Agent. If any amount in excess of $1,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $1,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Collateral Agent in accordance with the Security Documents indorsed in a manner reasonably satisfactory to Collateral Agent.

(b) [Reserved].

(c) Subject to clause (f) below, with respect to any new Subsidiary that is a Non-Excluded Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that was previously an Excluded Subsidiary that becomes a Non-Excluded Subsidiary) by the Borrower or any Subsidiary Guarantor, promptly, and in any event within 5 calendar days:

(i) give notice of such acquisition or creation to the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as are required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by the Borrower or such Subsidiary Guarantor (as applicable);

(ii) deliver to the Collateral Agent pursuant to the terms of the Security Documents, the certificates, if any, representing such Capital Stock (other than Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable); and

(iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions reasonably necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has or should have a perfected security interest in the same type of Collateral as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

(d) With respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any Subsidiary Guarantor, promptly (i) give notice of such acquisition or creation to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as are required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Collateral) that is owned by the Borrower or such Subsidiary Guarantor (as applicable) and (ii) deliver to the Collateral Agent pursuant to the terms of the Security Documents the certificates, if any, representing such Capital Stock (other than any Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable).

(e) Notwithstanding anything in this Section 6.8 or any Security Document to the contrary, no Liens shall be required to be pledged or created with respect to any of the following (collectively, the “Excluded Collateral”):

(i) any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(ii) any property or asset to the extent that such grant of a security interest is prohibited or effectively restricted by any applicable law (only so long as such prohibition exists and subject to any limitation on such prohibitions under the Bankruptcy Code) or requires a consent not obtained of any Governmental Authority pursuant to such applicable laws (only so long as such consent requirement exists);

(iii) any Excluded Equity Securities;

(iv) the property and assets of the Excluded Subsidiaries;

(v) (w) any assets owned on or acquired after the Closing Date, to the extent that, and only for so long as, taking such actions would violate applicable law or regulation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law), (x) any assets acquired before or after the Closing Date, to the extent that and for so long as such grant would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, (y) any assets (1) owned on the Petition Date or (2) acquired after the Petition Date, in each case in this clause (y), securing Indebtedness of the type permitted pursuant to Section 7.2(c) (or other Indebtedness permitted under Section 7.2(d) or 7.2(g) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) that is secured by a Lien permitted by Section 7.3 so long as the documents governing such Lien do not permit the pledge of such assets to the Collateral Agent, or (z) any lease, license or other agreement, any asset embodying rights, priorities or privileges granted under such leases, licenses or agreements, or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate, breach or invalidate such lease, license or agreement or purchase money arrangement or create a right of acceleration, modification, termination or cancellation in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or applicable law, other than proceeds and receivables thereof, and only for so long such prohibition exists and to the extent such prohibition was not creation in contemplation of such grant; and

(vi) (x) any assets to the extent a security interest in such assets would reasonably be expected to result in material adverse tax consequences (including as a result of Section 956 of the Code or any related provision) to the Borrower and their respective Subsidiaries, taken as a whole, as agreed by the Borrower and the Required Lenders, or (y) any assets as to which the Required Lenders and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein outweigh the value of the security afforded thereby.

(f) From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of continuing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the benefit of the Secured Parties, has or should have a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements or financing statement amendments under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Required Lenders and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby. The Administrative Agent (at the direction of the Required Lenders) may grant extensions of time or waivers of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where the Required Lenders reasonably determine, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

6.9 Use of Proceeds. Subject to additional restrictions on use of proceeds provided in the Orders, the proceeds of the Initial Draw T-1 Loans and the Delayed Draw T-2 Loans shall be used, in accordance with the Approved Budget (subject to the Permitted Variance set forth in Section 7.17), (i) to pay the fees, costs and expenses related to the Cases, and (ii) for working capital and general corporate purposes of the Borrower.

6.10 Post-Closing. Satisfy the requirements set forth on Schedule 6.10, on or before the date set forth opposite such requirements or such later date as consented to by the Required Lenders in their reasonable discretion, which consent may be provided via electronic mail from the Ad Hoc Committee Advisors.

6.11 [Reserved].

6.12 Line of Business. Continue to operate solely as a Permitted Business.

6.13 [Reserved].

6.14 Changes in Jurisdictions of Organization; Name. Provide prompt written notice to the Collateral Agent of any change of name or change of jurisdiction of organization of any Loan Party, and deliver to the Collateral Agent all additional executed financing statements, financing statement amendments and other documents required or reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests to the extent provided for in the Security Documents.

6.15 [Reserved].

6.16 [Reserved].

6.17 Certain Case Milestones. Each Loan Party shall ensure that each of the milestones set forth in the Restructuring Support Agreement is achieved in accordance with the applicable timing referred to therein (as may be waived or extended in accordance with the Restructuring Support Agreement).

6.18 Certain Bankruptcy Matters. The Loan Parties and the Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material outside the ordinary course of business transactions in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 6.18 shall be subject to any requirements in the Orders requiring a ruling or entry of an order of the Bankruptcy Court.

6.19 Bankruptcy Notices.

(a) The Borrower will furnish to the Ad Hoc Committee Advisors and counsel to the Administrative Agent prior to filing with the Bankruptcy Court, as soon as reasonably practicable, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $500,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto.

(b) The Borrower will furnish to the Ad Hoc Committee Advisors as soon as reasonably practicable but no later than two calendar days (or such shorter period as Ad Hoc Committee Advisors may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (y) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $1,000,000 in value; provided that this shall not apply to any retention applications, procedures with respect to ordinary course professionals or professional compensation, or applications for professional compensation; provided, further that the right of the DIP Secured Parties to object to the pleadings set forth in the foregoing proviso shall not be affected by such limitation.

SECTION VII. NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall not, and shall not permit any of its Subsidiaries to:

7.1 [Reserved].

7.2 Indebtedness. Create, issue, incur, assume, or permit to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries pursuant to this Agreement and any other Loan Document;

(b) unsecured Indebtedness of the Borrower or any of its Subsidiaries owing to the Borrower or any of its Subsidiaries, provided, that any such Indebtedness owing by a non-Loan Party to a Loan Party is permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof);

(c) Capital Lease Obligations, and Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of any property (real or personal), equipment or other assets used or useful in a Permitted Business, whether such property, equipment or assets were originally acquired directly or as a result of the purchase of any Capital Stock of any Person owning such property, equipment or assets, in an aggregate outstanding principal amount not to exceed $1,000,000; provided, that any Capital Lease Obligations existing on the Petition Date shall be listed on Schedule 7.2(d);

(d) Indebtedness outstanding or incurred pursuant to (i) the Prepetition Notes and (ii) the other facilities outstanding on the Petition Date up to the aggregate principal amounts listed on Schedule 7.2(d);

(e) Guarantee Obligations (i) by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred; provided that any Subsidiary that is not a Subsidiary Guarantor providing such Guarantee Obligations with respect to Indebtedness of the Borrower in reliance on this clause (e) shall also provide a Guarantee with respect to the Obligations on a pari passu basis, (ii) by the Borrower or any Subsidiary Guarantor of obligations of any Non-Guarantor Subsidiary or joint venture or other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof), (iii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary; and (iv) by any Non-Guarantor Subsidiary of the obligations of any other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof);

(f) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g) Indebtedness of the Borrower or any other Loan Party in an aggregate principal amount (for the Borrower and all such Loan Parties) not to exceed $1,000,000 at any time outstanding);

(h) Indebtedness of Non-Guarantor Subsidiaries that are Foreign Subsidiaries under local bilateral credit facilities for working capital and general corporate purposes, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(i) Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business;

(j) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification related to sales, leases or other Dispositions of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary, in each case in the ordinary course of business;

(k) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business or otherwise consistent with industry practice;

(l) Indebtedness (i) owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and (ii) in the form of pension and retirement liabilities not constituting an Event of Default, to the extent constituting Indebtedness;

(m) (i) Guarantee Obligations made in the ordinary course of business; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money, (ii) Guarantee Obligations in respect of lease obligations of the Borrower and its Subsidiaries in the ordinary course of business, (iii) Guarantee Obligations in respect of Indebtedness of joint ventures, (iv) Guarantee Obligations in respect of Indebtedness permitted by clause (l)(ii) above and (v) Guarantee Obligations by the Borrower or any of its Subsidiaries of any Subsidiary’s purchase obligations under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensees and sublicensees; provided, that all Guarantee Obligations under this clause (m) are not of Indebtedness for Borrowed Money and are incurred in the ordinary course of business;

(n) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings, any Parent Company, the Borrower or any Subsidiary incurred in the ordinary course of business;

(o) Indebtedness (and Guarantee Obligations in respect thereof) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(p) Indebtedness of the Borrower or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(q) Indebtedness to any Person (other than an Affiliate of the Borrower) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Borrower or any of its Subsidiaries in an aggregate amount at any one time outstanding not to exceed $500,000; and

(r) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (q) above.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, to the extent required by GAAP;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) (i) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries in respect of such obligations;

(d) deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature and liabilities to insurance carriers incurred in the ordinary course of business;

(e) (i) Liens and encumbrances shown as exceptions in any title insurance policies insuring any mortgages, and (ii) easements, zoning restrictions, rights-of-way, leases, licenses, covenants, conditions, restrictions and other similar encumbrances, in each case with respect to Real Property, incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens (i) in existence on the Petition Date listed on Schedule 7.3(f) and (ii) securing Indebtedness permitted by Section 7.2(d)(ii);

(g) (i) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), 7.2(h), 7.2(l), and 7.2(m); provided, that (A) [reserved], (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(l), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) [reserved], (D) in the case of Liens securing Guarantee Obligations pursuant to Section 7.2(e), the underlying obligations are secured by a Lien permitted to be incurred pursuant to this Agreement and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided, that such extension, renewal or replacement shall be limited to all or a part of the property which secured (or was permitted to secure) the Lien so extended, renewed or replaced (plus improvements on such property, if any) and (E) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(g), such Indebtedness may only be secured by the Collateral on a junior basis with the Liens securing the Obligations, and no such Liens shall apply to any other Property of the Borrower or any of its Subsidiaries that is not Collateral;

(h) Liens created pursuant to the Loan Documents or any other Lien securing all or a portion of the Obligations;

(i) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(j) (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries, in each case in the ordinary course of business and not exceeding $1,000,000 and (ii) Liens securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries in favor of any Loan Party;

(k) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(m) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Subsidiaries of goods through third parties in the ordinary course of business or otherwise consistent with past practice;

(n) Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(o) Liens upon specific items of inventory, equipment or other goods and proceeds of the Borrower or any of its Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;

(p) Liens securing Hedge Agreements of the Borrower and its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding entered into in the ordinary course of business for their respective operating requirements or of hedging interest rate or currency exposure, and not for speculative purposes;

(q) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;

(r) (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness in the ordinary course of business, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (C) relating to purchase orders and other agreements entered into with distributors, clients, customers, vendors or suppliers of the Borrower or any of its Subsidiaries in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(t) Liens on Capital Stock existing on the Petition Date in joint ventures and other non-wholly owned entities securing obligations of such joint venture or entity and options, put and call arrangements, rights of first refusal and similar rights relating to Capital Stock in joint ventures and other non-wholly owned entities;

(u) Liens securing obligations incurred in the ordinary course of business in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(v) other Liens with respect to obligations the principal amount of which do not exceed $1,000,000, at any time outstanding;

(w) non-exclusive licenses, sublicenses, and cross-licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice, which do not interfere in any material respect with the conduct of the business of the Borrower or such Subsidiary;

(x) Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments, in each case, entered into by the Borrower or any of its Subsidiaries;

(y) (i) zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property and (ii) Liens in favor of the United States of America for amounts paid by the Borrower or any of its Subsidiaries as progress payments under government contracts entered into by them (provided, that no such Lien described in this clause (ii) shall encumber any Collateral);

(z) Liens on cash deposits in respect of Indebtedness permitted under Section 7.2(q); provided, that the amount of any such deposit does not exceed 103% of the amount of the Indebtedness such cash deposits secures; and

(aa) Liens on inventory or equipment of the Borrower or any Subsidiary granted in the ordinary course of business to the Borrower’s or such Subsidiary’s (as applicable) distributor, vendor, supplier, client or customer at which such inventory or equipment is located.

7.4 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of any of its Property or business, except that:

(a) (i) any Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, the Borrower as long as such merger, amalgamation or consolidation does not adversely affect the Liens in favor of the Collateral Agent securing the Obligations or the priority thereof (provided, that the Borrower shall be the continuing or surviving Person) or (ii) any Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any Subsidiary Guarantor (provided, that (A) such Subsidiary Guarantor shall be the continuing or surviving Person and (B) if any Debtor is a party to such merger, amalgamation, consolidation or liquidation, the surviving Person shall be a Debtor);

(b) any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Subsidiary; provided, that if any Non-Guarantor Subsidiary that is a Debtor is a party to such merger, consolidation or liquidation, the surviving Person shall be a Debtor;

(c) any Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation (or otherwise) to any Loan Party; provided, that if any Debtor is the transferor, the transferee shall be a Debtor;

(d) any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Subsidiary and a Debtor

(e) Dispositions expressly permitted by Section 7.5 (other than Section 7.5(c)) may be consummated;

(f) any Investment expressly permitted by Section 7.7) may be structured as a merger, consolidation or amalgamation;

(g) any merger, consolidation or amalgamation, or liquidation, winding up or dissolution, or Disposition of Property or business with respect to any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders; provided that de minimis Dispositions without further order of the Bankruptcy Court shall be permitted so long as the proceeds thereof are applied in accordance with Section 2.12(b); and

(h) any immaterial Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not disadvantageous to the Lenders, (ii) to the extent such Subsidiary is a Loan Party, any assets of such Subsidiary shall be transferred to a Loan Party after giving effect to such liquidation or dissolution and (iii) to the extent such Subsidiary is a Loan Party, any business of such Subsidiary not otherwise discontinued (if the Borrower determines in good faith that such discontinuation is in the best interest of the Borrower and is not disadvantageous to the Lenders) shall be transferred to, or otherwise conducted by, a Loan Party after giving effect to such liquidation or dissolution.

7.5 Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock (other than directors’ qualifying shares) to any Person, except:

(a) (i) the Disposition of surplus, obsolete, damaged or worn out Property (including scrap and byproducts) in the ordinary course of business, Dispositions of Property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrower and other Subsidiaries in the ordinary course and Dispositions of Property necessary in order to comply with applicable Requirements of Law or licensure requirements (as determined by the Borrower in good faith), (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment or cancellation in the ordinary course of business of any Intellectual Property not material to the Business and determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business (unless it is not possible to maintain such Intellectual Property as a matter of applicable law) and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business in the ordinary course of business;

(b) (i) the sale of inventory in the ordinary course of business, (ii) the non-exclusive licensing, sublicensing or cross-licensing of Intellectual Property in the ordinary course of business consistent with past practice, which do not interfere in any material respect with the conduct of the business of the Borrower or such Subsidiary, and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided, that after giving effect to such exchange, the Fair Market Value of the Property of any Loan Party so exchanged that is subject to Liens in favor of the Collateral Agent under the Security Documents or an order of the Bankruptcy Court is not materially reduced);

(c) Dispositions permitted by Section 7.4 (other than Section 7.4(e));

(d) the sale or issuance of any Subsidiary’s Capital Stock to any Loan Party;

(e) any Recovery Event; provided, that the requirements of Section 2.12(b) are complied with in connection therewith;

(f) the leasing, licensing, occupying pursuant to occupancy agreements or sub-leasing of Real Property that would not materially interfere with the use in the ordinary course of such Property by the Borrower or its Subsidiaries;

(g) the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(h) (i) transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and (ii) transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(i) the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to any other Loan Party or (ii) from a Non-Guarantor Subsidiary to (A) any Loan Party; provided, that the portion (if any) of such Disposition made for more than Fair Market Value shall constitute an Investment and comply with Section 7.7 or (B) any other Non-Guarantor Subsidiary;

(j) the Disposition of cash and Cash Equivalents (or the foreign equivalent of Cash Equivalents) in the ordinary course of business;

(k) to the extent constituting Dispositions, (i) Liens expressly permitted by Section 7.3 (other than by reference to Section 7.5 or any clause thereof), (ii) Restricted Payments expressly permitted by Section 7.6 (other than by reference to Section 7.5 or any clause thereof) and (iii) Investments expressly permitted by Section 7.7 (other than by reference to Section 7.5 or any clause thereof);

(l) Dispositions of Investments in joint ventures and other non-wholly owned entities to the extent required by, or made pursuant to, customary buy/sell arrangements in effect on the Petition Date between the joint venture parties set forth in joint venture arrangements, shareholder agreements and similar binding arrangements in effect on the Petition Date, in each case enforceable after giving effect to applicable Bankruptcy Law; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(m) the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(n) the sale of services, or the termination of any other contracts, in each case in the ordinary course of business;

(o) sales, transfers or other Disposition of assets with respect to any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders, permitting de minimis asset dispositions without further order of the Bankruptcy Court, so long as the proceeds thereof are applied in accordance with Section 2.12(b);

(p) Dispositions of Property in the ordinary course of business to the extent that (i)(A) such Property is exchanged for credit against the purchase price of similar replacement Property or (B) the proceeds of such Disposition are applied to the purchase price of such replacement Property and (ii) to the extent such Property constituted Collateral, such replacement Property constitutes Collateral as well;

(q) any Disposition of Property in the ordinary course of business that represents a surrender or waiver of an immaterial contract right or settlement, surrender or release of a contract or tort claim; and

(r) Dispositions of Property between or among the Borrower and/or Subsidiaries that are Debtors as a substantially concurrent interim Disposition in connection with a Disposition otherwise expressly permitted pursuant to clauses (a) through (aa) above.

It is further understood and agreed that, notwithstanding anything in this Agreement to the contrary (i) to the extent any equity interests of any Loan Party are permitted to be Disposed of under this Section 7.5, such Disposition shall be of no less than all of the Capital Stock of any such Loan Party, and (ii) each of the Borrower and its Subsidiaries shall not sell, assign, convey, transfer or otherwise Dispose of its Intellectual Property to any Affiliate, Subsidiary or other Person, nor shall it permit any of its Intellectual Property (whether now owned or hereafter acquired) to be owned, held or licensed by any Affiliate, Subsidiary or any other Person, except (A) as exists on the Closing Date, and (B) the non-exclusive licensing, sublicensing or cross-licensing of Intellectual Property in the ordinary course of business consistent with past practice, which do not interfere in any material respect with the conduct of the business of the Borrower or such Subsidiary.

7.6 Restricted Payments. Directly or indirectly, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or such Subsidiary (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to any Loan Party (provided that any Subsidiary that is a Debtor may only make Restricted Payments to Subsidiaries that are Loan Parties and Debtors) and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(b) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.6 or any clause thereof) by any provision of Sections 7.4, 7.5, 7.7 and 7.9 (other than Section 7.9(b)(vi), (vii) or (ix); and

(c) Prepayments and payments of other Indebtedness set forth in the Approved Budget (subject to the Permitted Variance) or the Orders.

7.7 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a) (i) extensions of trade credit in the ordinary course of business, (ii) loans, advances and promotions made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (iii) purchases and acquisitions of inventory, supplies, materials and equipment, purchases of contract rights, accounts and chattel paper, purchases of put and call foreign exchange options to the extent necessary to hedge foreign exchange exposures or foreign exchange spot and forward contracts, or purchases of notes receivable, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments, (iv) Investments among the Borrower and its Subsidiaries in connection with the sale of inventory and parts in the ordinary course of business and (v) purchases and acquisitions of Intellectual Property or purchases of licenses of Intellectual Property, in each case, in the ordinary course of business, to the extent constituting Investments;

(b) Investments in Cash Equivalents (or the foreign equivalent of Cash Equivalents) and Investments that were Cash Equivalents (or the foreign equivalent of Cash Equivalents) when made;

(c) Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) to the extent arising as a result of Indebtedness among the Borrower or any of its Subsidiaries and Guarantee Obligations permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and (iii) guarantees by the Borrower or any of its Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d) loans and advances to employees, consultants or directors of any Parent Company, the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount (for the Borrower and all of its Subsidiaries) not to exceed $1,000,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation advances) at any one time outstanding;

(e) Investments (i) (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Loan Party (or is a Subsidiary that becomes a Loan Party in connection with such Investment); provided that any Debtor may not make an Investment in a non-Debtor pursuant to this subclause (i), (ii) [reserved], (iii) comprised solely of equity purchases or contributions by the Borrower or any of its Subsidiaries in any other Subsidiary made for tax purposes, so long as, prior to such Investment, the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent (at the direction of Required Lenders) and the Required Lenders that, after giving pro forma effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral is not impaired in any material respect by such Investment, and (iv) existing on the Petition Date in any Non-Guarantor Subsidiary;

(f) Investments to the extent provided for in any Approved Budget;

(g) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any of its Subsidiaries in connection with (w) the bankruptcy or reorganization of suppliers, vendors, distributors, clients, customers and other Persons, (x) settlement of delinquent obligations of, and other disputes with, suppliers, vendors, distributors, clients, customers and other Persons arising in the ordinary course of business, (y) endorsements for collection or deposit and (z) customary trade arrangements with suppliers, vendors, distributors, clients and customers, including consisting of Capital Stock of clients and customers issued to the Borrower or any Subsidiary in consideration for goods provided and/or services rendered;

(h) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary; provided, that this Section 7.7(h) shall not permit Investments made by any Non-Guarantor Subsidiary that is a Debtor in any non-Debtor;

(i) Investments in existence on, or pursuant to legally binding written commitments in existence on, the Petition Date and listed on Schedule 7.7 and, in each case, any extensions, renewals or replacements thereof, so long as the amount of any Investment made pursuant to this clause (i) is not increased (other than pursuant to such legally binding commitments);

(j) Investments of the Borrower or any of its Subsidiaries under Hedge Agreements permitted hereunder;

(k) to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.7 or any clause thereof) under Sections 7.4, 7.5, 7.6 and 7.8;

(l) Investments arising directly out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for any sale of assets permitted under Section 7.5 (other than by reference to Section 7.7 or any clause thereof);

(m) Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(n) [reserved];

(o) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(p) Investments in an aggregate amount not to exceed $1,000,000; provided, that Investments made by any Loan Party pursuant to this clause (p) shall not be in the form of Intellectual Property (or of Capital Stock of Subsidiaries owning Intellectual Property);

(q) advances of payroll payments to employees, or fee payments to directors, in the ordinary course of business; provided, that Investments made pursuant to this Section 7.7(q) shall not, in the aggregate, exceed $1,000,000 in any fiscal year and shall in any event be consistent with the Approved Budget;

(r) Investments constituting loans or advances in lieu of Restricted Payments permitted pursuant to Section 7.6;

(s) the Borrower or any of its Subsidiaries may make Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business and consistent with the Approved Budget (subject to the Permitted Variance); and

(t) Investments in (i) [reserved] and (ii) any other Investment available to highly compensated employees under any “excess 401-(k) plan” of the Borrower (or any of its Domestic Subsidiaries, as applicable), in each case to the extent necessary to permit the Borrower (or such Domestic Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly compensated employees; provided, however, (i) that the aggregate amount of such purchases and other Investments under this Section 7.7(t) does not exceed the amounts set forth in such section and (ii) such Investments made pursuant this Section 7.7(t) are consistent with the Approved Budget.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

It is further understood and agreed that, notwithstanding anything in this Agreement to the contrary, each of the Borrower and its Subsidiaries shall not make any Investment of Intellectual Property in any Affiliate or Subsidiary, nor shall it permit any of its Intellectual Property (whether now owned or hereafter acquired) to be owned, held or licensed by any Affiliate or Subsidiary, except (A) as exists on the Closing Date and (B) the non-exclusive licensing, sublicensing or cross-licensing of Intellectual Property in the ordinary course of business consistent with past practice, which do not interfere in any material respect with the conduct of the business of the Borrower or such Subsidiary.

7.8 Prepayments, Etc. of Indebtedness; Amendments. (a) Make any Prepetition Payments other than (i) as permitted by the Orders, (ii) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget, (iii) [reserved], or (iv) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Required Lenders, but in the case of clauses (i) and (ii) in amounts not in excess of the amounts set forth for such payments in the Approved Budget (subject to the Permitted Variance), or (b) amend or modify the documentation in respect of any Prepetition Indebtedness.

7.9 Transactions with Affiliates. Enter into any transaction or series of transactions, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof (other than among Loan Parties or among non-Loan Parties) involving aggregate payments or consideration in excess of $500,000 unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon terms materially no less favorable when taken as a whole to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided with respect to any such transaction involving aggregate payments or consideration in excess of $750,000, the Borrower shall deliver to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view. Notwithstanding the foregoing, the Borrower and its Subsidiaries may:

(i) make any Restricted Payment permitted pursuant to Section 7.6 (other than by reference to Section 7.9 or any clause thereof) or any Investment permitted pursuant to Section 7.7;

(ii) perform their obligations pursuant to the Loan Documents;

(iii) enter into transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business subject to compliance with Section 7.9(b);

(iv) without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of the Borrower only by reason of such Person and Holdings or the Borrower, as applicable, having common directors;

(v) enter into any transaction among the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice that is not otherwise prohibited by this Agreement;

(vi) enter into the transactions allowed pursuant to Section 10.6;

(vii) enter into transactions set forth on Schedule 7.9;

(viii) enter into any compensation or employee benefit arrangements with an officer, director, manager, employee or consultant of the Borrower or any of its Subsidiaries in the ordinary course of business and not otherwise prohibited by the terms of this Agreement;

(ix) enter into any transaction in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view and meets the requirements of Sections 7.9(a) and (b);

(x) enter into transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Subsidiaries, as determined in good faith by the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) engage in any transaction in the ordinary course of business between the Borrower or a Subsidiary and its own employee stock option plan that is approved by the Borrower or such Subsidiary in good faith.

For the avoidance of doubt, this Section 7.9 shall not restrict or otherwise apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits (including customary fees, expenses and indemnities) to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business.

For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower or such Subsidiary, as applicable.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal Property which is to be sold or transferred by the Borrower or any of its Subsidiaries (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower or any of its Subsidiaries.

7.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31.

7.12 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a) this Agreement or any other Loan Documents, or any other agreement entered into pursuant to any of the foregoing;

(b) any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c) non-exclusive Intellectual Property licenses entered into in the ordinary course of business consistent with past practice, which do not interfere in any material respect with the conduct of the business of the Borrower or such Subsidiary, pursuant to which such Loan Party is the licensee of the relevant Intellectual Property (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable license);

(d) Contractual Obligations incurred in the ordinary course of business which (i) limit Liens on the assets that are the subject of the applicable Contractual Obligation or (ii) contain customary provisions restricting the assignment, transfer or pledge of such agreements;

(e) any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(f) prohibitions and limitations in effect on the Petition Date (i) under the Prepetition Notes Indenture, or (ii) listed on Schedule 7.12 hereof;

(g) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;

(h) customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest;

(i) customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses, sublicenses, and cross licenses not prohibited hereunder;

(j) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower or a party to such merger;

(k) restrictions imposed by applicable law or regulation or license requirements;

(l) restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m) restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(v) relating solely to the assets or proceeds thereof secured by such Indebtedness;

(n) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(o) restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposit;

(p) restrictions and conditions that arise in connection with any Dispositions permitted by Section 7.5; provided, however, that such restrictions and conditions shall apply only to the property subject to such Disposition; and

(q) the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (a) through (r) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.

7.13 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any of its Subsidiaries or (b) make Investments in the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of or consisting of:

(i) this Agreement or any other Loan Documents, or any other agreement entered into pursuant to any of the foregoing;

(ii) provisions limiting the Disposition of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests the subject of such agreements but which may include customary restrictions in respect of a Subsidiary in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(iii) customary net worth provisions contained in Real Property leases entered into by the Borrower and its Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower to meet its ongoing payment obligations hereunder or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement;

(iv) agreements related to Indebtedness in effect on the Petition Date;

(v) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment, transfer or pledge thereof;

(vi) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;

(vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(viii) any agreement in effect at the time any Person becomes a Subsidiary or is merged with or into the Borrower or any Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or a party to such merger;

(ix) encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(x) encumbrances or restrictions imposed by applicable law, regulation or customary license requirements;

(xi) restrictions and conditions contained in the Prepetition Notes Indenture;

(xii) any agreement in effect on the Petition Date and described on Schedule 7.13;

(xiii) restrictions or conditions imposed by any obligations secured by Liens permitted pursuant to Section 7.3 (other than obligations in respect of Indebtedness), if such restrictions or conditions apply only to the property or assets securing such obligations and such encumbrances and restrictions are customary for similar obligations in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due;

(xiv) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Subsidiary or the assets or property of any other Subsidiary; and

(xv) the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (i) through (xviii) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.

7.14 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

7.15 [Reserved].

7.16 Additional Bankruptcy Matters. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without the Required Lenders’ prior written consent, do any of the following:

(a) assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents or the Restructuring Support Agreement or any Definitive Documents against any of the Agents or Lenders;

(b) subject to the terms of the Orders, and subject to Section VIII, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided, that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders; or

(c) except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Required Lenders (and, if applicable, the Administrative Agent), as provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Loan Party or Subsidiary.

7.17 Budget Variance Covenant. Commencing with the delivery of the Budget Variance Report for the Test Period ending on March 28, 2025, and as of each subsequent Budget Variance Test Date, for the most recently ended Test Period, permit actual aggregate disbursements for such Test Period (excluding professional fees and expenses) to be greater than 120% of the forecasted aggregate disbursements for such Test Period (excluding professional fees and expenses) in the applicable Approved Budget (the “Permitted Variance”).

To the extent that any Test Period encompasses a period that is covered in more than one Approved Budget, the applicable weeks from each applicable Approved Budget shall be utilized in making the calculations pursuant to this Section 7.17.

7.18 [Reserved].

7.19 Subrogation. Permit any of its Subsidiaries to assert any right of subrogation or contribution against any other Debtors until the payment in full in cash of all the Obligations (other than contingent indemnity obligations with respect to then unasserted claims).

SECTION VIII. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any other amounts due pursuant to the Orders, any interest owed by it on any Loan, or any other amount payable by it hereunder or under any other Loan Document, in the case of this clause (ii), within five Business Days after any such interest or other amount becomes due in accordance with the terms of the Orders, hereof or thereof, as applicable;

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect (or if qualified by materiality, in any respect) and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished;

(c) The Borrower or any Subsidiary Guarantor shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to maintaining the existence of the Borrower), Section 6.17, or Section 7;

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied (i) for a period of two (2) Business Days if such breach relates to the terms or provisions of Section 6.1(d) or (e), (ii) for a period of two (2) Business Days after such Loan Party receives from the Administrative Agent (at the direction of Required Lenders) or the Required Lenders notice of the existence of such default if such breach relates to the terms or provisions of Section 6.19, (iii) for a period of six (6) Business Days if such breach relates to the terms or provisions of Section 6.7(a), (iv) for a period of ten (10) days if such breach relates to the terms or provisions of Section 6.10, or (v) for a period of thirty (30) days;

(e) Any of the Borrowers’ Subsidiaries that is not a Debtor shall:

(i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding Prepetition Indebtedness) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created;

(ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money (excluding Prepetition Indebtedness) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or

(iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money (excluding Prepetition Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder;

provided, that:

(A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money (excluding Prepetition Indebtedness) the outstanding principal amount of which individually exceeds $1,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate; and

(B) this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness;

(f) (i) any direct or indirect material Subsidiary of the Borrower that is not a Debtor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any material Subsidiary of the Borrower or any of its Subsidiaries that is not a Debtor shall make a general assignment for the benefit of its creditors;

(ii) there shall be commenced against any material Subsidiary of the Borrower or any of its Subsidiaries that is not a Debtor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;

(iii) there shall be commenced against any material Subsidiary of the Borrower or any of its Subsidiaries that is not a Debtor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(iv) any material Subsidiary of the Borrower or any of its Subsidiaries that is not a Debtor shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(v) any material Subsidiary of the Borrower or any of its Subsidiaries that is not a Debtor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g) (i) the Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan;

(ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Lien shall arise on the assets of the Borrower or any of its Subsidiaries;

(iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA;

(iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA;

(v) any Loan Party or any other Commonly Controlled Entity shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan;

(vi) any Foreign Plan Event occurs; or

(vii) any other event or condition shall occur or exist with respect to a Plan;

and in each case in clauses (i) through (vii) above, which event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in any liability of the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(h) One or more final judgments or decrees shall be entered against the Borrower or any of its Subsidiaries (which is not subject to the automatic stay) pursuant to which the Borrower and any such Subsidiaries taken as a whole has a liability (not paid or fully covered by third-party insurance or effective indemnity) of $1,000,000 or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof;

(i) Subject to Schedule 6.10, any limitations expressly set forth herein and the exceptions set forth in the applicable Security Documents:

(i) the Orders or any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower or any Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto;

(ii) any security interest purported to be created by the Orders or any Security Document with respect to any material portion of the Collateral of the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement, the Orders or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent in accordance with the Security Documents to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or otherwise or to file UCC continuation statements or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent (at the direction of Required Lenders) shall be reasonably satisfied with the credit of such insurer; or

(iii) the Guarantee Obligations pursuant to the Orders and the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j) (iv) [Reserved].

(k) (i) The Borrower shall cease to own, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries; or

(ii) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding (x) any employee benefit plan of such person and its subsidiaries, and (y) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the then outstanding voting securities having ordinary voting power of the Borrower;)

(l) there occurs any of the following:

(i) the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code that is not stayed, vacated, or withdrawn five (5) days from entry, or any filing by any Loan Party (or any Subsidiary thereof) of a motion or other pleading seeking entry of such an order;

(ii) a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order that is not stayed, vacated, or withdrawn three (3) calendar days from entry providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii) the entry of an order that is not stayed, vacated, or withdrawn five (5) calendar days from entry or the filing by any Loan Party (or any Subsidiary thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order (other than the Final Order) or the Final Order, or any of the Borrower or any of its Subsidiaries shall apply for authority to do so (unless substantially concurrently with the entry of such order the DIP Facility will be repaid in full and the Commitments will be terminated), without the prior written consent of the Required Lenders, or the Interim Order or Final Order, as applicable, shall cease to be in full force and effect;

(iv) (A) the entry of an order that is not stayed, vacated, or withdrawn five (5) calendar days from entry in any of the Cases denying or terminating use of cash collateral by the Loan Parties that are Debtors; or (B) any other event that terminates the Loan Parties’ right to use cash collateral.

(v) the entry of an order that is not stayed, vacated, or withdrawn five (5) calendar days from entry in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets (other than with respect to proceeds of insurance policies) of the Debtors having an aggregate value of $500,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(vi) any of the Loan Parties or any of their Subsidiaries shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent, Collateral Agent or the Lenders (in each case, in their capacities as such) (other than to enforce the Loan Documents or to argue the occurrence of a Default or Event of Default);

(vii) the entry of an order that is not stayed, vacated, or withdrawn five (5) days from entry in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of any other actions by the Loan Parties, that challenges the rights and remedies of the Agents or the Lenders under the Loan Documents or the Orders or that is inconsistent with the Loan Documents;

(viii) the entry of an order in any of the Cases (other than the Orders) granting authority to use cash collateral (other than with the prior written consent of the Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility or any other Indebtedness permitted pursuant to Section 7.2 or the proceeds of which will be used to repay the DIP Facility in full and terminate the Commitments);

(ix) without the written consent of the Administrative Agent (solely with respect to the treatment of the Agents) and the Required Lenders, the entry of an order that is not stayed, vacated, or withdrawn five (5) days from entry in any of the Cases granting adequate protection to any person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order consistent with the Restructuring Support Agreement or otherwise reasonably acceptable to the Required Lenders);

(x) the filing or support of any pleading by any Loan Party (or any of its Subsidiaries) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (ix) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default;

(xi) the making of any Prepetition Payments other than (A) as permitted by the Orders, (B) as permitted by any orders of the Bankruptcy Court reasonably satisfactory to the Required Lenders and consistent with the Approved Budget or (C) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Required Lenders, but in the case of clauses (A) and (B) in amounts not in excess of the amounts set forth for such payments in the Approved Budget (subject to the Permitted Variance);

(xii) an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve-Out or pursuant to the Orders, any superpriority administrative expense claim in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders, or the filing by any Loan Party (or any of its Subsidiaries) of a motion or application seeking entry of such an order;

(xiii) the Final Order is not entered within 35 days of the Petition Date;

(xiv) other than with respect to the Carve-Out and the Liens permitted to have such priority hereunder and under the other Loan Documents and the Orders, any Loan Party shall create or incur, or the Bankruptcy Court enter an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents;

(xv) noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order;

(xvi) the commencement of, or support of, any Loan Party to any action against any member of the Ad Hoc Committee unless such action is in connection with the enforcement of the Loan Documents, the Restructuring Support Agreement or any Definitive Documents;

(xvii) the filing of a motion, pleading or proceeding by any of the Borrower or any of its Subsidiaries that is not withdrawn within one (1) day which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders in their capacities as such;

(xviii) the filing of a Chapter 11 Plan that is not an Acceptable Plan of Reorganization that is not withdrawn within one (1) day;

(xix) any Loan Party (or any of its Subsidiaries) shall file a motion, without the Required Lenders’ written consent, seeking authority to sell all or substantially all of its assets in a transaction that is not approved by the Required Lenders;

(xx) any Loan Document shall cease to be effective or shall be contested by the Borrower or any of its Subsidiaries unless such action is in connection with the enforcement of the Loan Documents;

(xxi) the filing of or public announcement relating to any plan, disclosure statement or any material document in the Cases without adequate notice to the Ad Hoc Committee Advisors at least 5 Business Days prior to such filing or announcement (or, if impracticable, as soon as practicable prior to such filing or announcement);

(xxii) the termination of the Restructuring Support Agreement or any other restructuring support agreement to which the Ad Hoc Committee is a party; provided that the foregoing shall not constitute an Event of Default to the extent the Company terminates the Restructuring Support Agreement as to a Non-Supporting Senior Noteholder so long as the Consenting Senior Noteholders (excluding any Non-Supporting Senior Noteholders as to which the Restructuring Support Agreement has been terminated) continue to hold or control at least two-thirds in principal amount of the then outstanding principal amounts of Senior Notes; or

(xxiii) the reduction or termination of the time period during which the Debtors may exclusively file a Chapter 11 Plan and/or solicit votes to accept such plan;

then, and in any such event, at the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions (including notice and timing) set forth in the Interim Order (and, when entered, the Final Order).

SECTION IX. THE AGENTS

9.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents; and each such Lender irrevocably authorizes each such Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary, principal-agency, or trustee relationship with the other Agent, any Lender or any other Secured Party (regardless of whether a Default or Event of Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents and the duties of the Agents shall be mechanical and administrative in nature. All references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent.

(b) The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and the Loan Parties shall have no rights as a third-party beneficiary of any of such provisions. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of fiduciary, agency or trust with or for the Borrower, the other Loan Parties, or any of their respective Subsidiaries. It is understood and agreed that the use of the term “agent” or “Agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases and the Security Documents (which Security Documents shall contain indemnity and expense reimbursement provisions for the benefit of the Agents party thereto that are no more onerous to the Lenders than the provisions contained in the Security Documents as of the Closing Date and shall be binding on the Lenders)) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), which negotiation, enforcement or settlement will be binding upon each Lender.

9.2 Delegation of Duties. Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents, sub-agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys in fact selected by it with reasonable care. Each Agent and any such agent, sub-agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Parties (including their affiliates, agents, sub-agents, designees, employees or attorneys-in-fact). The exculpatory and indemnification provisions of this Section shall apply to any such agent, sub-agent or attorney-in-fact and to the Related Parties of each Agent and any such agent, sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the DIP Facility as well as activities as Agent.

9.3 Exculpatory Provisions.

Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for (i) any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) (and such consent or request and such action or action not taken pursuant thereto shall be binding upon all the Lenders) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment (which shall not include any action taken or omitted to be taken in accordance with clause (i), for which such Agent shall have no liability), or (b) responsible in any manner for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties made in or in connection with this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document delivered, referred to, provided for, or delivered hereunder or thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, the use of proceeds of the Loans, or the occurrence of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of any Loan Document or any other agreement, instrument or document, or the creation, preservation, perfection, maintenance or continuation of perfection, or priority of any Lien created or purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) whether the Collateral exists, is owned by the Borrower, another Loan Party or any of their Subsidiaries or Affiliates, is cared for, protected, or insured or has been encumbered, or meets the eligibility criteria applicable in respect thereof, (vii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations or (viii) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent shall be under any duty or obligation to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

No Agent nor any of its Related Parties shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Related Parties in any capacity.

Nothing in this Agreement or any other Loan Document shall require any Agent or its Related Parties to expend or risk their own funds or otherwise incur any financial liability in the performance of any duties or in the exercise of any rights or powers hereunder.

No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document, in each case, arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

For the avoidance of doubt, and without limiting the other protections set forth in this Section 9, with respect to any determination, designation, or judgment to be made by any Agent herein or in the other Loan Document, such Agent shall be entitled to request that the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) make or confirm such determination, designation, or judgment.

No Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law. If either Agent requests instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders (or such other number or percentage of Lenders); and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against either Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary).

Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary, principal-agency, trustee relationship or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or under any Loan Document that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Document); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose such Agent to liability or that is contrary to any Loan Document or applicable law, (ii) may create any obligation not expressly set forth in the Loan Document or (iii) may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action, and (c) except as expressly set forth in the Loan Document, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any of its Affiliates, or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.

9.4 Reliance by the Agents. The Agents shall be entitled to rely, not incur any liability for relying and shall be fully protected in relying, upon any instrument, writing, resolution, notice, request, consent, certificate, affidavit, letter, e-mail, telecopy, telex or teletype message, other writing, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons or by acting upon any representation or warranty made or deemed to be made hereunder or under any other Loan Document and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Agents and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may also rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper

Person, and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any conditions hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless the Agents shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may deem and treat the Lenders and participants specified in the Register and Participant Register, respectively, with respect to any amount owing hereunder as the owner thereof for all purposes unless the Administrative Agent is satisfied that such amount shall have been assigned in accordance with Section 10.06 and the relevant Register or Participant Register has not yet been updated to reflect the same.

Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such direction, advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) and such certifications as it deems appropriate, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose such Agent to liability or that is contrary to any Loan Document or applicable Law or (ii) be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, reorganization, or relief of debtors; provided, further, that if such Agent so requests, it shall first be indemnified to its satisfaction (including reasonable advances as may be requested by such Agent) by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action; provided, further, that such Agent may seek clarification or further direction prior to taking any such directed action and may refrain from acting until such clarification or further direction has been provided. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Document in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and/or Notes. Each Agent may also consult with and rely upon advice and statements of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary).

9.5 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary).

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents,

attorneys in fact, Related Parties or Affiliates have made any representations or warranties to it and that no act by any Agent or any such Person hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent, its Related Parties or any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7 Indemnification. The Lenders severally agree to indemnify each Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment in full of the Loans) that may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct; provided, further, that no action taken by any Agent in accordance with the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) shall be deemed to constitute gross negligence or willful misconduct for purposes hereof. The agreements in this Section 9.7 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration or termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, or any Lender. All amounts due under this Section 9.7 shall be payable on demand therefor. Notwithstanding anything to the contrary set forth herein, no Agent shall be required to take, or to omit to take, any action hereunder or under the Loan Documents unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Secured Party) against all liabilities, costs and expenses that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any of its directors, officers, employees and agents. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 9.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower or the other Loan Parties; provided that such reimbursement by the Lenders shall not affect the Borrower’s or the other Loan Parties’ continuing reimbursement obligations with respect thereto. If The indemnity provided to each Agent under this Section 9.7 shall also apply to each Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors, agents, sub-agents, representatives, counsel and other advisors and successors.

9.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent hereunder and without any duty to account therefor to the Lenders. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Agents.

(a) Any Agent may resign upon 30 days’ notice to the Lenders and the other Agent, effective upon appointment of a successor Agent, or in accordance with Section 9.9(b) below. Upon receipt of any such notice of resignation, the Required Lenders shall appoint a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any Lenders. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(b) If no successor Agent has been appointed pursuant to clause (a) above by the 30th day after the date such notice of resignation was given by the retiring Agent, such Agent’s resignation shall become effective and all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent in accordance with Section 9.9(a) above, as applicable.

(c) Any resignation by the Administrative Agent pursuant to this Section 9.9 shall also constitute its resignation as the Collateral Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Collateral Agent and (ii) the retiring Collateral Agent shall be discharged from all of their respective duties and obligations hereunder and under the other Loan Documents.

(d) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section) and the retiring (or retired) Agent under this Agreement shall promptly (i) transfer to such successor Agent all sums, Capital Stock and other items of Collateral held by it hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under this Agreement and the other Loan Documents and (ii) execute and deliver to such successor Agent or otherwise authorize the filing of such amendments to financing statements to the extent the applicable Loan Parties cannot otherwise do so, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Security Documents, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Agreement, the Security Documents and the other Loan Documents.

(e) Upon a resignation of an Agent pursuant to this Section 9.9, such Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 9 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as Agent, including with respect to such actions taken in accordance with Section 9.9(d).

9.10 Certain Collateral Matters.

(a) Each Lender authorizes and directs the Collateral Agent to enter into or join (x) the Security Documents for the benefit of the Lenders and the other Secured Parties and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents in connection with the incurrence by any Loan Party of Indebtedness pursuant to this Agreement, as applicable or to permit such Indebtedness to be secured by a valid, perfected lien.

(b) Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents to which it is a party, which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(c) The Agents are hereby irrevocably authorized and directed by each of the Lenders to effect any release of Liens or Guarantee Obligations contemplated by Section 10.15. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10(c).

(d) No Agent shall have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9 or in any of the Security Documents, it being understood and agreed that in respect of this Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no duty or liability whatsoever to any Person, except to the extent of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Loan Parties under this Section, irrespective of any discharge of the Borrower’s or other Loan Parties’ obligations to pay those amounts to the Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower or other Loan Parties to preserve their entitlement to be paid those amounts.

(e) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law; provided, that the Obligations of any regulated Lender may not be credit bid if such regulated Lender cannot comply with such applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase); provided, that none of the Secured Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids shall have to be submitted through, and administered by, the Administrative Agent (at the direction of the Required Lenders), as set forth herein. In connection with any such bid, (i) each Agent shall be authorized but, for the avoidance of doubt, not obligated (regardless of direction from Required Lenders or any other number of Lenders) to (x) form one or more acquisition vehicles to make a bid and (y) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by any Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement) and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.11 Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file a single proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize any Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.12 Survival. The agreements in this Section 9 shall survive the resignation, removal or replacement of the Agents, any assignment of rights by, or the replacement of, a Lender, the repayment, satisfaction or discharge of any or all Obligations under this or any other Loan Document, and the termination of this Agreement or any other Loan Document.

9.13 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement or to take any other enforcement action hereunder or under any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof.

9.14 [Reserved].

9.15 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the

Administrative Agent pending its return or repayment as contemplated below in this Section 9.2 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.2(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.2(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.2(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.2 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9 shall survive the resignation or replacement of the Administrative Agent and/or Collateral Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION X. MISCELLANEOUS

10.1 Amendments and Waivers. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (a) of this Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(a) Except to the extent otherwise expressly set forth in this Agreement or the applicable Loan Documents, neither this Agreement, nor any other Loan Document, nor any terms, conditions or other provisions hereof or thereof may be amended, supplemented, modified, or waived except in accordance with the provisions of this Section 10.1. In the case of (i) this Agreement, the Borrower, the Administrative Agent and the Required Lenders and (ii) any other Loan Document, the

Agents that are party thereto (at the direction of Required Lenders), and the Loan Party or Loan Parties that are parties thereto, may, from time to time, (i) enter into written amendments, supplements or modifications hereto or to any other Loan Document for the purpose of adding, deleting or otherwise modifying any term, condition or other provision of this Agreement or any other Loan Document or changing in any manner the rights or obligations of the Agents (provided that the Collateral Agent shall be party to any document making such changes applicable to it) or the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or any other Loan Document or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any payment in respect of any Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except in connection with an election permitting any interest accruing at the Default Rate to be paid in kind (which election shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby, which such consent of each Lender directly and adversely affected thereby shall be sufficient to effect such waiver without regard for Required Lender consent;

(ii) amend, modify or waive any provision this Section 10.1 without the written consent of each Lender;

(iii) (A) reduce any percentage specified in the definition of “Required Lenders” or change any other provision in this Agreement or any other Loan Document specifying the number or percentage of Lenders required to amend, modify or waive any rights hereunder or thereunder or to make any determination or grant any consent hereunder or thereunder, (B) permit the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement or the other Loan Documents or (C) release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees provided by the Subsidiary Guarantors under the Guarantee and Collateral Agreement, in each case, without the written consent of each Lender;

(iv) amend, modify or waive any provision of clause (a) or (b) of Section 2.18 hereof or Section 6.6 of the Guarantee and Collateral Agreement, or amend, modify or waive any similar provision in this Agreement or any other Loan Document in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) amend, modify or waive the priority of the security interest of the Collateral Agent or the Secured Parties in the Collateral, or subordinate the Obligations or the Liens securing the Obligations, without the written consent of each Lender;

(vi) amend or modify the Superpriority Claim status of the Lenders or Agents under the Orders or under any Loan Document without the written consent of each such Lender or Agent (solely with respect to the treatment of the Agents); or

(vii) amend, modify or waive (A) any provisions of Section 2.25(d) or (B) any of the rights or duties of any Agent under this Agreement or any other Loan Document, in each case, without the written consent of such Agent;

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders at the time thereof, the Agents and all future Lenders. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (as provided in the definition of “Required Lenders”) except that the Commitment of such Lender may not be increased or extended without its consent.

(b) [Reserved].

(c) Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

10.2 Notices; Electronic Communications.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or posted to the Platform, or three Business Days after being deposited in the mail, postage prepaid, hand delivered or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Cutera, Inc.
3240 Bayshore Boulevard
Brisbane, California 94005
Attention: Stephana Patton, Chief Legal Officer
Email: spatton@cutera.com

With a copy (which shall not constitute notice) to:

Ropes & Gray, LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Jennifer Harris

Natasha S. Hwangpo

Telephone: 1 212 596 9915

Email: Jennifer.Harris@ropesgray.com

Natasha.Hwangpo@ropesgray.com

Agents:

Wilmington Savings Fund Society, FSB,

as Administrative Agent and Collateral Agent

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attn: Patrick Healy

Anita Woolery

Email: PHealy@wsfsbank.com

AWoolery@wsfsbank.com

Telephone: 302.888.7580

With a copy (which shall not constitute notice) to:	McDermott Will & Emery LLP One Vanderbilt Avenue New York, New York 10017-3852 Attn: Jonathan Levine Email: jlevine@mwe.com Telephone: 212.547.5400 provided, that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by posting to the Platform or by any electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 to a Lender that has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. Any Agent, Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website (including the Platform) shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such email address.

(c) The Borrower, each Agent and each Lender hereby acknowledges that (i) the Borrower and/or the Administrative Agent will make available to the Lenders materials, notices, demands, communications, documents and/or information provided by or on behalf of the Borrower or its Affiliates hereunder and under any other Loan Document or the transactions contemplated therein (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States federal and state securities laws (collectively, “Public Information”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided, that there is no requirement that the Borrower identify any such information as “PUBLIC.”. Notwithstanding the foregoing, the following Borrower Materials shall be marked or deemed marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including without limitation, direct or indirect, special, incidental, punitive or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or an Agent Party’s transmission of Borrower Materials through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(e) Each of the Borrower and the Administrative Agent may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by notice to such other Person. Each Lender may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f) The Administrative Agent, Collateral Agent and the Lenders shall be entitled to rely and act upon any notices believed in good faith by the Administrative Agent or the Collateral Agent to be given by or on behalf of the Borrower or any other Person even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies.

(a) No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Collateral Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent, Collateral Agent and any Lender (if permitted under the terms hereof), may exercise certain remedies under this Agreement consistent with the Loan Documents only in accordance with the Interim Order or Final Order, as applicable, including Paragraph 18 thereof.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Indemnification. Except with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, the Borrower agrees:

(a) (A) to pay or reimburse each Agent and the Ad Hoc Committee Advisors (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction to the Ad Hoc Committee as may reasonably be necessary) for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of McDermott Will & Emery LLP, as counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel to the Agents per material jurisdiction as may be reasonably necessary) and the reasonable fees and expenses of any agent, sub-agent or attorney-in-fact appointed by any Agent;

(b) to pay or reimburse the Ad Hoc Committee Advisors and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of (i) McDermott Will & Emery LLP, as counsel to the Agents, any local counsel to the Agents and, if necessary, a single firm of special regulatory counsel for the Agents and the reasonable fees and expenses of any agent, sub-agent or attorney-in-fact appointed by any Agent and (ii) the Ad Hoc Committee Advisors and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction to the Lenders as may reasonably be necessary; and

(c) to pay, indemnify or reimburse each Lender, each Agent and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents, sub-agents, attorneys-in-fact and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding (any of the foregoing, a “Proceeding”) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”);

provided, that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (ii) disputes solely among Indemnitees or their Related Persons and not arising from any act or omission by the Borrower or any of its Subsidiaries (it being understood that this paragraph shall not apply to the indemnification of an Agent in a suit involving an Agent, in each case, in its capacity as such, unless such suit has resulted from the gross negligence or willful misconduct of such Agent as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto); provided, further, that no action taken by any Agent in accordance with the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) shall be deemed to constitute gross negligence or willful misconduct for purposes hereof)) or (iii) any settlement of any Proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 10.5.

No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other material distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided, that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.

The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Section 2.24, no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1) the Borrower (not to be unreasonably withheld or delayed); provided, that no consent of the Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, or an Approved Fund, or (y) if an Event of Default has occurred and is continuing, to any other Person; provided, further, that a consent under this clause (1) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within five (5) Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(2) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Subject to Section 2.24, assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each assigning Lender and its Affiliates or Approved Funds, if any;

(2) the parties to each assignment shall execute and deliver to the Administrative Agent (I) an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with (II) a processing and recordation fee of $3,500 to be paid by either the applicable assignor or Assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(3) the Assignee, if not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes hereof, “Approved Fund” means any Person that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the Loans and Commitments assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be null and void.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amount (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Section 2.24), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 (unless waived by the Administrative Agent) and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of or notice to any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution in accordance with the last sentence of this paragraph or a natural person) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, Collateral Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby or requires the consent of each lender, in each case pursuant to the proviso to Section 10.1(a), and (2) directly and adversely affects such

Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e), (g) or (j), as (and to the extent) applicable, as if such Participant were a Lender (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender).

(iii) Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury Regulations issued thereunder on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other obligations under this Agreement (individually and collectively, the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under the Code or Treasury Regulations, including without limitation Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining any Participant Register.

(d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

(i) None of the Borrower, any of its Subsidiaries or any Affiliate of the foregoing may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any attempted acquisition shall be null and void).

(j) [Reserved].

(k) Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(l) Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the Assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such Assignee or purchaser is not a Disqualified Institution. None of the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

10.7 Adjustments; Set off.

(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section 10.7 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any Assignee or participant.

(b) Subject to the Orders and the last paragraph of Section VII, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

10.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from any of them; provided, that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b) consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided, that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13 Acknowledgments. The Borrower hereby acknowledges on behalf of itself and each Loan Party that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrower and Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, Loan Parties and the Lenders;

(d) no advisory or agency relationship between it and any Agent or Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby or in any other Loan Document;

(e) the Agents and the Lenders, on the one hand, and the Borrower and other Loan Parties, on the other hand, have an arms-length business relationship;

(f) the Borrower and each Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(g) each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and other Loan Parties and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower or any other Loan Party by virtue of any advisory or agency relationship; and

(h) none of the Agents or the Lenders (in their capacities as such) has advised the Borrower or Loan Parties as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders (in their capacities as such) shall have any responsibility or liability to the Borrower or any Loan Party with respect thereto and the Borrower and each Loan Party has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.

To the fullest extent permitted by law, the Borrower and each Loan Party hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby or in any other Loan Document.

10.14 Confidentiality. Each of the Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available and administering this Agreement, the Loan Documents and the transactions contemplated hereby and thereby (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except:

(1) to each such Person and its and its Affiliates’ controlling persons, partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees, agents (including accountants, legal counsel and other advisors), including any numbering, administration or settlement service providers and in each case, and their Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential);

(2) to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with secondary trading of the DIP Facility and Commitments and Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(3) to any party or prospective party (or their advisors) to this Agreement (including, for the avoidance of doubt, Assignees and prospective Assignees, participants or prospective participants) or any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it;

(5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (including to the extent required by applicable laws or regulations, pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or by any subpoena or similar legal process), provided, that in the case of clauses (4) and (5), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable Requirement of Law or process, to notify the Borrower prior to such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority);

(6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the DIP Facility, including to the Bankruptcy Court in connection with the approval of the Transactions or any other transactions related hereto and thereto;

(7) information that has been publicly disclosed or becomes publicly available or is received by such Person from a third party other than by reason of improper disclosure by such Person or any of its Affiliates or any related parties thereto other than in breach of this Section 10.14;

(8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender or to market data collectors, similar service providers to the lending industry, and service providers to the Agents and Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments;

(9) in connection with the exercise of any remedy under the Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder; provided, that the recipient is informed of the confidential nature of the information;

(10) to the extent the Borrower has consented to such disclosure in writing;

(11) to any other party to this Agreement or any of its Affiliates;

(12) to the extent that such information is received from a third party that is not, to such Agent or Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower and its Affiliates and their related parties;

(13) to the extent that such information is already in the possession of the Agent or Lender prior to any duty or other undertaking of confidentiality or independently developed by such Agent or Lender without use of the Confidential Information;

(14) for purposes of establishing a “due diligence” defense; or

(15) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau.

Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 10.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord its own confidential information. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Borrower, (ii) each Agent shall not be responsible for compliance with this Section 10.14 by any Person (other than its officers, directors or employees), (iii) in no event shall any Lender or any Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Loan Documents.

10.15 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents (including by way of merger and including any assets transferred to a Subsidiary that is not a Loan Party in a transaction permitted by this Agreement) or any Loan Party becoming an Excluded Subsidiary (other than pursuant to clause (a) of the definition thereof) or ceasing to be a Subsidiary (as used in this Section 10.15, “ceasing to be a Subsidiary” with respect to any Loan Party shall mean that no Loan Party or Affiliate thereof shall have retained any direct or indirect equity interests in such Person), all Liens and Guarantees on such assets or all assets of such Excluded Subsidiary or former Subsidiary shall automatically terminate and the Collateral Agent shall (without notice to, or vote or consent of, any Lender being required) execute and deliver all releases reasonably necessary or desirable requested by Borrower in writing (i) to evidence the release of Liens created in any Collateral being Disposed of in such Disposition (including any assets of any Loan Party that becomes an Excluded Subsidiary) or of such Excluded Subsidiary or former Subsidiary, as applicable, (ii) to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Excluded Subsidiary or former Subsidiary, as applicable, and (iii) to release the Guarantee and any other obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Subsidiary or former Subsidiary, as applicable; provided, that at the request of any Agent, the Borrower shall deliver a certificate of a Responsible Officer to the applicable Agent certifying that the Disposition is permitted by the Loan Documents. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Subsidiaries) or of a Loan Party which becomes an Excluded Subsidiary or former Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of. In addition, upon the reasonable request of the Borrower in connection with (A) any Lien of the type permitted by Section 7.3(g) on Excluded Collateral to secure Indebtedness to be incurred pursuant to Section 7.2(c) (or pursuant to Section 7.2(d) or 7.2(g) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) if the holder of such Lien so requires, (B) any Lien of the type permitted by Sections 7.3(p) to the extent the obligations giving rise to such permitted Lien prohibit (or require the release of) the security interest of the Collateral Agent thereon, or (C) the ownership of joint ventures or other entities qualifying under clause (ii) of the definition of Excluded Equity Securities, the Collateral Agent shall execute and deliver all releases necessary or desirable requested by Borrower in writing to evidence that no Liens exist on such Excluded Collateral under the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than any contingent or indemnification obligations not then due) have been paid in full and all Commitments have terminated or expired, upon the request of the Borrower, all Liens and Guarantee Obligations under any Loan Documents shall automatically terminate and the Collateral Agent shall (without notice to, or vote or consent of, any Lender being required) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

10.16 [Reserved].

10.17 WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA PATRIOT ACT. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such

Loan Parties and other information that will allow the Administrative Agent or such Lender to identify the Loan Parties in accordance with the USA Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19 Orders Control. To the extent that any specific provision of the Loan Documents is inconsistent with any of the provisions of this Agreement, this Agreement shall control. To the extent that any specific provision hereof or in any other Loan Document is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

10.20 Interest Rate Limitation. Notwithstanding anything in this Agreement to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.21 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Administrative Agent.

10.22 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices of borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CUTERA, INC., as the Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

[________], as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]